Exhibit 99.1

MARKET AND INDUSTRY DATA AND FORECASTS

This exhibit includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Unless otherwise noted, all information regarding our market share is based on the latest market data currently available to us, and all market share data is based on net sales in the applicable market.

TRADEMARKS

The following terms used in this exhibit are our power transmission trademarks: Rex®, Falk™, MB® , Duralon®, Thomas®, Omega®, Viva®, Addax®, Shafer®, PSI®, Cartriseal®, Planetgear™, Drive One®, Steelflex®, Lifelign®, A+Plus®, Stearns®, Berg® and Highfield®, Prager™, Renew®, Stephan™, Wrapflex®, True Torque®, Freedom™, ModulFlex™, TableTop®, Mat Top®, Rexnord®. The following terms used in this exhibit are our water management trademarks: Zurn® , Wilkins®, Aquaflush®, Aquaspec®, Zurn One®, Zurn One Systems®, Aquasense®, Aquavantage®, Aquavantage AV®, Ecovantage®, Checktronic® , Cam-Seal®, Zurn PEX®, Flo Thru®, Hi-Cap®, Pressure-Tru®, Aqua-Gard®, Golden Anderson™ and Rodney Hunt®. All other trademarks appearing in this exhibit are the property of their holders.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this exhibit concerning our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business and the realization of sales from our backlog, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions are forward-looking statements. Although these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this exhibit in the section titled “Risk Factors.” Accordingly, we can give no assurance that we will achieve the results anticipated or implied by our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

RISK FACTORS

Risks Related to Our Business

Our substantial leverage exposes us to interest rate risk and could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our indebtedness.

We are a highly leveraged company. As of March 31, 2008 and June 28, 2008 we had $2,536.8 million and $2,550.1 million of outstanding indebtedness, respectively, and our fiscal 2009 debt service payment obligations at March 31, 2008 were $175.2 million (including approximately $125.1 million of debt service on fixed rate obligations). Interest on our PIK toggle senior indebtedness is currently paid in kind and this interest is not included in the debt service payment obligations. As of June 28, 2008, after giving pro forma effect to the Parent Offering and the use of the net proceeds therefrom, we would have had $2,024.1 million of outstanding indebtedness. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations, and currently anticipated cost savings and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. Furthermore, even though we will be a controlled company following the Parent Offering, Apollo has no obligation to provide us with debt or equity financing and we therefore may be unable to generate sufficient cash to service all of our indebtedness. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms would have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our substantial indebtedness could also have other important consequences with respect to our ability to manage our business successfully, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes;

•

it may make it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under our senior secured credit facilities, the indentures governing our senior notes, senior subordinated notes and our other indebtedness;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and so will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we will be more highly leveraged than some of our competitors which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities; and

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

Furthermore, our interest expense could increase if interest rates increase because a portion of the debt under our senior secured credit facilities is unhedged variable-rate debt. Also, we may still incur significantly more debt, which could intensify the risks described above. See “Description of Certain Indebtedness.”

The markets in which we sell our products are highly competitive.

We operate in highly fragmented markets within the Power Transmission industry. As a result, we compete against numerous companies. Some of our competitors have achieved substantially more market penetration in certain of the markets in which we operate, and some of our competitors have greater financial and other resources than we do. Competition in our business lines is based on a number of considerations including product performance, cost of transportation in the distribution of our Power Transmission products, brand reputation, quality of client service and support, product availability and price. Additionally, some of our larger, more sophisticated customers are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. If we are not selected to become one of these preferred providers, we may lose access to certain sections of the markets in which we compete. Our customers increasingly demand a broad product range and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in manufacturing, customer service and support, marketing and our distribution networks. We may also have to adjust the prices of some of our Power Transmission products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make these investments or that we will maintain our competitive position within each of the markets we serve.

Within the Water Management platform, we compete against both large international and national rivals, as well as many regional competitors. Some of our competitors have greater resources than we do. Significant competition in any of the markets in which the Water Management platform operates could result in substantial downward pressure on product pricing and our profit margins, thereby adversely affecting the Water Management financial results. Furthermore, we cannot provide assurance that we will be able to maintain or increase the current market share of our products successfully in the future.

Our business depends upon general economic conditions and other market factors beyond our control, and we serve customers in cyclical industries. As a result, our operating results could be negatively affected during economic downturns.

Our financial performance depends, in large part, on conditions in the markets that we serve in the U.S. and the global economy generally. Some of the industries we serve are highly cyclical, such as the aerospace, energy and industrial equipment industries. We have undertaken cost reduction programs as well as diversified our markets to mitigate the effect of downturns in economic conditions; however, such programs may be unsuccessful in the event such a downturn occurs. Any sustained weakness in demand or downturn or uncertainty in the economy generally, such as the recent unprecedented volatility in the capital and credit markets, would materially reduce our net sales and profitability.

The demand in the water management industry is influenced by new construction activity, both residential and non-residential, and the level of repair and remodeling activity. The level of new construction and repair and remodeling activity is affected by a number of factors beyond our control, including the overall strength of the U.S. economy (including confidence in the U.S. economy by our customers), the strength of the residential and commercial real estate markets, institutional building activity, the age of existing housing stock, unemployment rates and interest rates. Any declines in commercial, institutional or residential construction starts or demand for replacement building and home improvement products may impact us in a material adverse manner and there can be no assurance that any such adverse effects would not continue for a prolonged period of time.

Demand for our Water Management products may depend on availability of financing.

Many customers who purchase our Water Management products depend on third-party financing. In recent months there have been significant disruptions in the availability of financing at reasonable terms. Fluctuations in prevailing interest rates affect the availability and cost of financing to our customers. In the current market turmoil market lenders and institutional investors have significantly reduced, and in some cases ceased to provide funding to borrowers. The lack of availability or increased cost of credit could lead to decreased construction which would result in a reduction in demand for our products and have a material adverse effect on our Water Management business, financial condition, results of operations or cash flows.

The loss of any significant customer could adversely affect our business.

We have certain customers that are significant to our business. During fiscal 2008, our top 20 customers accounted for approximately 35% of our consolidated net sales, and our top customer, Motion Industries, Inc., accounted for 8.1% of our consolidated net sales. Our competitors may adopt more aggressive sales policies and devote greater resources to the development, promotion and sale of their products than we do, which could result in a loss of customers. The loss of one or more of our major customers or deterioration in our relationship with any of them could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Increases in the cost of our raw materials, in particular bar steel, brass, castings, copper, forgings, high-performance engineered plastic, plate steel, resin, sheet steel and zinc, or the loss of a substantial number of our suppliers could adversely affect our financial health.

We depend on third parties for the raw materials used in our manufacturing processes. We generally purchase our raw materials on the open market on a purchase order basis. In the past, these contracts generally have had one-to-five year terms and have contained competitive and benchmarking clauses intended to ensure competitive pricing. While we currently maintain alternative sources for raw materials, our business is subject to the risk of price fluctuations and delays in the delivery of our raw materials. Any such price fluctuations or delays, if material, could harm our profitability or operations. In addition, the loss of a substantial number of suppliers could result in material cost increases or reduce our production capacity. We are also significantly affected by the cost of natural gas used for fuel and the cost of electricity. Natural gas and electricity prices have historically been volatile, particularly in California where we have a significant manufacturing presence.

We do not typically enter into hedge transactions to reduce our exposure to price risks and cannot assure you that we would be successful in passing on any attendant costs if these risks were to materialize. In addition, if we are unable to continue to purchase our required quantities of raw materials on commercially reasonable terms, or at all, or if we are unable to maintain or enter into our purchasing contracts for our larger commodities, our business operations could be disrupted and our profitability could be impacted in a material adverse manner.

We rely on independent distributors. Termination of one or more of our relationships with any of those independent distributors or an increase in the distributors’ sales of our competitors’ products could have a material adverse effect on our business, financial condition, results of operations or cash flows.

In addition to our own direct sales force, we depend on the services of independent distributors to sell our Power Transmission products and provide service and aftermarket support to our customers. We rely on an extensive distribution network, with nearly 2,200 distributor locations nationwide; however, for fiscal 2008, approximately 20% of our Power Transmission net sales were generated through sales to three of our key independent distributors, the largest of which accounted for 11.1% of Power Transmission net sales. Rather than serving as passive conduits for delivery of product, our industrial distributors are active participants in the overall competitive dynamic in the Power Transmission industry. Industrial distributors play a significant role in determining which of our Power Transmission products are stocked at the branch locations, and hence are most readily accessible to aftermarket buyers, and the price at which these products are sold. Almost all of the distributors with whom we transact business, offer competitors’ products and services to our customers. Within

Water Management, we depend on a network of several hundred independent sales representatives and approximately 70 third-party warehouses to distribute our products; however, for fiscal 2008, our three key independent distributors generated approximately 31% of our Water Management net sales with the largest accounting for approximately 22% of Water Management net sales.

We are in the process of renewing our Power Transmission distributorship agreements with our three key distributors and we currently operate in accordance with the terms of our previous, expired, agreements. We believe these terms to be “market standard” providing, among other matters, that the applicable distributor is (i) authorized to sell certain products into certain geographic areas, (ii) obligated to comply with minimum stocking requirements (15% of annual purchases) and (iii) entitled to certain limited inventory return rights. None of our distributors have exclusive geographic rights. Our Water Management distributorship sales agreements are on “market standard” terms. In addition, certain key distributors are on rebate programs, including our top three Water Management distributors.

The loss of one of our key distributors or of a substantial number of our other distributors or an increase in the distributors’ sales of our competitors’ products to our customers could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We could be adversely affected if any of our significant customers default in their obligations to us.

Our contracted backlog is comprised of future orders for our products from a broad number of customers. Defaults by any of the customers that have placed significant orders with us could have a significant adverse effect on our net sales, profitability and cash flow. Our customers may in the future default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons deriving from the current general economic environment. More specifically, the recent market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of customer confidence, increased market volatility and widespread reduction of business generally. Accordingly, the recent market turmoil and tightening of credit increases the risks associated with our backlog. If a customer defaults on its obligations to us, it could have a material adverse effect on our business, financial condition, results of operations or cash flows. We believe that approximately 25% of our total backlog could reasonably be expected not to convert to net sales in fiscal 2009.

We are subject to risks associated with changing technology and manufacturing techniques, which could place us at a competitive disadvantage.

The successful implementation of our business strategy requires us to continuously evolve our existing products and introduce new products to meet customers’ needs in the industries we serve. Our products are characterized by stringent performance and specification requirements that mandate a high degree of manufacturing and engineering expertise. If we fail to meet these requirements, our business could be at risk. We believe that our customers rigorously evaluate their suppliers on the basis of a number of factors, including product quality, price competitiveness, technical and manufacturing expertise, development and product design capability, new product innovation, reliability and timeliness of delivery, operational flexibility, customer service and overall management. Our success will depend on our ability to continue to meet our customers’ changing specifications with respect to these criteria. We cannot assure you that we will be able to address technological advances or introduce new products that may be necessary to remain competitive within our businesses. Furthermore, we cannot assure you that we can adequately protect any of our own technological developments to produce a sustainable competitive advantage.

If we lose certain of our key sales, marketing or engineering personnel, our business may be adversely affected.

Our success depends on our ability to recruit, retain and motivate highly-skilled sales, marketing and engineering personnel. Competition for these persons in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers, develop new products and provide acceptable levels of customer service could materially suffer. In addition, we cannot assure you that these individuals will continue their employment with us. If any of these key personnel were to leave our company, it could be difficult to replace them, and our business could be materially harmed.

We may incur significant costs for environmental compliance and/or to address liabilities under environmental laws and regulations.

Our operations and facilities are subject to extensive laws and regulations related to pollution and the protection of the environment, health and safety, including those governing, among other things, emissions to air, discharges to water, the generation, handling, storage, treatment and disposal of hazardous wastes and other materials, and the remediation of contaminated sites. A failure by us to comply with applicable requirements or the permits required for our operations could result in civil or criminal fines, penalties, enforcement actions, third party claims for property damage and personal injury, requirements to clean up property or to pay for the costs of cleanup or regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, including the installation of pollution control equipment or remedial actions. Moreover, if applicable environmental, health and safety laws and regulations, or the interpretation or enforcement thereof, become more stringent in the future, we could incur capital or operating costs beyond those currently anticipated.

Some environmental laws and regulations, including the federal Superfund law, impose requirements to investigate and remediate contamination on present and former owners and operators of facilities and sites, and on potentially responsible parties (“PRPs”) for sites to which such parties may have sent waste for disposal. Such liability can be imposed without regard to fault and, under certain circumstances, may be joint and several, resulting in one PRP being held responsible for the entire obligation. Liability may also include damages to natural resources. We are currently conducting investigations and/or cleanup of known or potential contamination at several of our current and former facilities and have been named as a PRP at several third party Superfund sites. The discovery of additional contamination, the imposition of more stringent cleanup requirements, disputes with our insurers or the insolvency of other responsible parties could require significant expenditures by us in excess of our current reserves. In addition, we occasionally evaluate various alternatives with respect to our facilities, including possible dispositions or closures. Investigations undertaken in connection with these activities may lead to discoveries of contamination that must be remediated, and closures of facilities may trigger remediation requirements that are not currently applicable to our operating facilities. We may also face liability for alleged personal injury or property damage due to exposure to hazardous substances used or disposed of by us, that may be contained within our current or former products, or that are present in the soil or groundwater at our current or former facilities. Significant costs could be incurred in connection with such liabilities.

We believe that, subject to various terms and conditions, we have certain indemnification protection from Invensys plc (“Invensys”) with respect to certain environmental liabilities that may have occurred prior to the acquisition by Carlyle (the “Carlyle acquisition”) of the capital stock of 16 entities comprising the Rexnord group of Ivensys, including certain liabilities associated with our Downers Grove, Illinois facility and with personal injury claims for alleged exposure to hazardous materials. We also believe that, subject to various terms and conditions, we have certain indemnification protection from Hamilton Sundstrand Corporation (“Hamilton Sundstrand”), with respect to certain environmental liabilities that may have arisen from events occurring at Falk facilities prior to the Falk acquisition, including certain liabilities associated with personal injury claims for alleged exposure to hazardous materials. If Invensys or Hamilton Sundstrand becomes unable to, or otherwise does not, comply with its indemnity obligations, or if certain contamination or other liability for which we are obligated is not subject to such indemnities or historic insurance coverage, we could incur significant unanticipated costs. As a result, it is possible that we will not be able to recover pursuant to these indemnities a substantial portion, if any, of the costs that we may incur.

Certain subsidiaries are subject to numerous asbestos claims.

Certain subsidiaries are co-defendants in various lawsuits filed in a number of jurisdictions throughout the United States alleging personal injury as a result of exposure to asbestos that was used in certain components of our products. The uncertainties of litigation and the uncertainties related to the collection of insurance and indemnification coverage make it difficult to accurately predict the ultimate financial effect of these claims. In the event our insurance or indemnification coverage becomes insufficient to cover our potential financial exposure, or the actual number or value of asbestos-related claims differs materially from our existing estimates, we could incur material costs that could have a material adverse effect on our business, financial condition, results of operations or cash flows. See “Business—Legal Proceedings.”

Certain Water Management subsidiaries are subject to a number of class action claims.

Certain Water Management subsidiaries are defendants in a number of putative class action lawsuits pending in various U.S. federal courts. The plaintiffs in these suits seek to represent a class of plaintiffs alleging damages due to the alleged failure or anticipated failure of the Zurn brass crimp fittings on the PEX plumbing systems in homes and other structures. The complaints assert various causes of action, including but not limited to negligence, breach of warranty, fraud, and violations of the Magnuson-Moss Act and certain state consumer protection laws, and seek declaratory and injunctive relief, and damages (including punitive damages) in unspecified amounts. We are being provided a defense by insurers. While we intend to vigorously defend ourselves in these actions, the uncertainties of litigation and the uncertainties related to insurance coverage and collection as well as the actual number or value of claims make it difficult to accurately predict the financial effect these claims may ultimately have on us. We may not be successful in defending such claims, and the resulting liability could be substantial and may not be fully covered by insurance. As a result of the preceding, there can be no assurance as to the long-term effect this litigation will have on our business, financial condition, results of operations or cash flows. See “Business—Legal Proceedings.”

Weather could adversely affect the demand for products in our Water Management platform and decrease its net sales.

Demand for our Water Management products is primarily driven by commercial, institutional and residential construction activity. Weather is an important variable affecting financial performance as it significantly impacts construction activity. Spring and summer months in the United States and Europe represent the main construction seasons. Adverse weather conditions, such as prolonged periods of cold or rain, blizzards, hurricanes and other severe weather patterns, could delay or halt construction and remodeling activity. For example, an unusually severe winter can lead to reduced construction activity and magnify the seasonal decline in our Water Management net sales and earnings during the winter months. In addition, a prolonged winter season can delay construction and remodeling plans and hamper the typical seasonal increase in net sales and earnings during the spring months.

Our international operations are subject to uncertainties, which could adversely affect our operating results.

Our business is subject to certain risks associated with doing business internationally. For fiscal 2008, our net sales outside the United States represented approximately 30% of our total net sales. Accordingly, our future results could be harmed by a variety of factors, including:

•	fluctuations in currency exchange rates, particularly fluctuations in the Euro against the U.S. dollar;

•	exchange controls;

•	compliance with export controls;

•	tariffs or other trade protection measures and import or export licensing requirements;

•	changes in tax laws;

•	interest rates;

•	changes in regulatory requirements;

•	differing labor regulations;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	exposure to liabilities under the Foreign Corrupt Practices Act.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. However, any of these factors could have a material adverse effect on our international operations and, consequently, our business, financial condition, results of operations or cash flows.

We may be unable to make necessary capital expenditures.

We periodically make capital investments to, among other things, maintain and upgrade our facilities and enhance our products’ processes. As we grow our businesses, we may have to incur significant capital expenditures. We believe that we will be able to fund these expenditures through cash flow from operations and borrowings under our senior secured credit facilities. However, our senior secured credit facilities, the indentures governing our senior notes and the indenture governing our senior subordinated notes contain limitations that could affect our ability to fund our future capital expenditures and other capital requirements. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product line may become dated, our productivity may be decreased and the quality of our products may be adversely affected which, in turn, could materially reduce our net sales and profitability.

Our debt agreements impose significant operating and financial restrictions, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our senior secured credit facilities and the indentures governing our senior notes and senior subordinated notes contain various covenants that limit or prohibit our ability, among other things, to:

•	incur or guarantee additional indebtedness or issue certain preferred shares;

•	pay dividends on our capital stock or redeem, repurchase, retire or make distributions in respect of our capital stock or subordinated indebtedness or make other restricted payments;

•	make certain loans, acquisitions, capital expenditures or investments;

•	sell certain assets, including stock of our subsidiaries;

•	enter into sale and leaseback transactions;

•	create or incur liens;

•	consolidate, merge, sell, transfer or otherwise dispose of all or substantially all of our assets; and

•	enter into certain transactions with our affiliates.

The indentures governing our senior notes and senior subordinated notes contain covenants that restrict our ability to take certain actions, such as incurring additional debt, if we are unable to meet defined specified financial ratios. As of March 31, 2008, our senior secured bank leverage ratio was 1.67x. As of March 31, 2008, we had $119.0 million of additional borrowing capacity under the senior secured credit facilities. Failure to comply with the leverage covenant of the senior secured credit facilities can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. The interest rate in respect of borrowings under the senior secured credit facilities is determined in reference to the senior secured bank leverage ratio. A breach of any of these covenants could result in a default under our debt agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Covenant Compliance.”

The restrictions contained in the agreements that govern the terms of our debt could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans;

•

adversely affect our ability to finance our operations, to enter into strategic acquisitions, to fund investments or other capital needs or to engage in other business activities that would be in our interest; and

•	limit our access to the cash generated by our subsidiaries.

Upon the occurrence of an event of default under the senior secured credit facilities, the lenders could elect to declare all amounts outstanding under the senior secured credit facilities to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the senior secured credit facilities could proceed against the collateral granted to them to secure the senior secured credit facilities on a first-priority lien basis. If the lenders under the senior secured credit facilities accelerate the repayment of borrowings, such acceleration could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, we may not have sufficient assets to repay our senior notes and senior subordinated notes upon acceleration. For a more detailed description on the limitations on our ability to incur additional indebtedness, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Description of Indebtedness.”

Despite our substantial indebtedness, we may still be able to incur significantly more indebtedness which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

The terms of the indentures governing our senior notes and senior subordinated notes and the senior secured credit facilities contain restrictions on our ability to incur additional indebtedness. These restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future. As of June 28, 2008, we had approximately $120.8 million available for additional borrowing under the senior secured credit facilities, including a subfacility for letters of credit, and the covenants under our debt agreements would allow us to borrow a significant amount of additional indebtedness. Additional leverage could have a material adverse effect on our business, financial condition, results of operations or cash flows and could increase the risks described in “—Our substantial leverage exposes us to interest rate risk and could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under our indebtedness,” “—Our debt agreements impose significant operating and financial restrictions, which could have a material adverse effect on our business, financial condition, results of operations or cash flows” and “—Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.”

Because a substantial portion of our indebtedness bears interest at rates that fluctuate with changes in certain prevailing short-term interest rates, we are vulnerable to interest rate increases.

A substantial portion of our indebtedness, including the senior secured credit facilities, bears interest at rates that fluctuate with changes in certain short-term prevailing interest rates. As of June 28, 2008, we had $767.5 million of floating rate debt under the senior secured credit facilities. We also had an additional $120.8 million available for borrowing under the senior secured credit facilities as of June 28, 2008. Of the $767.5 million of floating rate debt, $262.0 million of our term loans are subject to an interest rate collar and $68.0 million of our term loans are subject to an interest rate swap, in each case maturing in October 2009. Assuming a consistent level of debt, a 100 basis point change in the interest rate on the remaining unhedged portion of floating rate debt of $437.5 million effective from the beginning of the year would increase or decrease our fiscal 2008 interest expense under senior secured credit facilities by approximately $7.0 million on an annual basis. If interest rates increase dramatically, we could be unable to service our debt which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We rely on intellectual property that may be misappropriated or otherwise successfully challenged.

We attempt to protect our intellectual property through a combination of patent, trademark, copyright and trade secret protection, as well as third-party nondisclosure and assignment agreements. We cannot assure you that any of our applications for protection of our intellectual property rights will be approved and maintained or that our competitors will not infringe or successfully challenge our intellectual property rights. We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants and advisors to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure. If we are unable to maintain the proprietary nature of our technologies, our ability to sustain margins on some or all of our products may be affected which could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, in the ordinary course of our operations, from time to time we pursue and are pursued in potential litigation relating to the protection of certain intellectual property rights, including some of our more profitable products, such as flattop chain. An adverse ruling in any such litigation could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We could face potential product liability claims relating to products we manufacture or distribute.

We may be subject to additional product liability claims in the event that the use of our products, or the exposure to our products or their raw materials is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage but we cannot assure you that we will be able to obtain such insurance on commercially reasonable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, our business depends on the strong brand reputation we have developed. In the event that this reputation is damaged as a result of a product liability claim, we may face difficulty in maintaining our pricing positions and market share with respect to some of our products which could have a material adverse effect on our business, financial condition, results of operations or cash flows. See “Business—Legal Proceedings.”

We, our customers and our shippers have unionized employees that may stage work stoppages which could seriously impact the profitability of our business.

As of June 28, 2008, we had approximately 7,400 employees, of whom approximately 5,300 were employed in the United States. Approximately 700 of our U.S. employees are represented by labor unions. The seven U.S. collective bargaining agreements to which we are a party will expire in February 2009, August 2009 (two bargaining agreements expire in August 2009), August 2010, September 2010, October 2010 and April 2012, respectively. Additionally, approximately 1,200 of our employees reside in Europe, where trade union membership is common. Although we believe that our relations with our employees are currently satisfactory, if our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations, which could interfere with our ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. Such negative effects could have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, if a greater percentage of our workforce becomes unionized, our business, financial condition, results of operations or cash flows could be affected in a material adverse manner. Many of our direct and indirect customers and their suppliers have unionized workforces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are used. In addition, organizations responsible for shipping our products may be impacted by occasional strikes staged by the International Brotherhood of Teamsters or the Teamsters Union. Any interruption in the delivery of our products could reduce demand for our products and could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We could incur substantial business interruptions as the result of an expansion of our PeopleSoft platform.

We expect to continue an expansion of our PeopleSoft platform during fiscal 2009 and 2010, utilizing a phased approach. This system expansion will affect certain domestic Power Transmission business units, replacing existing order entry, shipping and billing systems. If this expansion is unsuccessful, we could incur substantial business interruptions, including the inability to perform routine business transactions which could have a material adverse effect on our financial performance.

We may be unable to successfully realize all of the intended benefits from our past acquisitions, and we may be unable to identify or realize the intended benefits of other potential acquisition candidates.

We may be unable to realize all of the intended benefits of our recent acquisitions. As part of our business strategy, we will also evaluate other potential acquisitions, some of which could be material, and engage in discussions with acquisition candidates. We cannot assure you that suitable acquisition candidates will be identified and acquired in the future, that the financing of any such acquisition will be available on satisfactory terms, that we will be able to complete any such acquisition or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we assure you that our acquisition strategies will be successfully received by customers or achieve their intended benefits. Often acquisitions are undertaken to improve the operating results of either or both of the acquirer and the acquired company and we cannot assure you that we will be successful in this regard. We will encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Our future required cash contributions to our pension plans may increase.

Recent legislative changes have reformed funding requirements for underfunded pension plans. The revised statutes, among other things, increase the percentage funding target from 90% to 100% and require the use of a more current mortality table in the calculation of minimum yearly funding requirements. Our future required cash contributions to our U.S. defined benefit pension plans may increase based on the funding reform provisions that were enacted into law. In addition, if the returns on the assets of any of our pension plans were to decline in future periods, if the Pension Benefit Guaranty Corporation (“PBGC”) requires additional contributions to any such plans as a result of our recent acquisitions or if other actuarial assumptions are modified, our future required cash contributions could increase. Any such increases could have a material and adverse effect on our business, financial condition, results of operations or cash flows.

The need to make these cash contributions may reduce the cash available to meet our other obligations, including our debt obligations with respect to our senior secured credit facilities, our senior notes and our senior subordinated notes, or to meet the needs of our business. In addition, the PBGC may terminate our defined benefit pension plans under limited circumstances, including in the event the PBGC concludes that its risk may increase unreasonably if such plans continue. In the event a plan is terminated for any reason while it is underfunded, we could be required to make an immediate payment to the PBGC of all or a substantial portion of such plan’s underfunding, as calculated by the PBGC based on its own assumptions (which might result in a larger pension obligation than that based on the assumptions we have used to fund such plan), and the PBGC could place a lien on material amounts of our assets.

Our historical financial information is not comparable to our current financial condition and results of operations because of our use of purchase accounting in connection with the Merger and the GA, Zurn and Falk acquisitions and due to the different basis of accounting used by the Company prior to the Merger.

It may be difficult for you to compare both our historical and future results. These acquisitions were accounted for utilizing the purchase method of accounting, which resulted in a new valuation for the assets and liabilities to their fair values. This new basis of accounting began on the date of the consummation of each transaction. Also, until our purchase price allocations are finalized for an acquisition (generally less than one year after the acquisition date), our allocation of the excess purchase price over the book value of the net assets acquired is considered preliminary and subject to future adjustment.

The calculation of Adjusted EBITDA pursuant to our senior secured credit facilities represents our actual historical covenant compliance calculations and permits certain estimates and assumptions that may differ materially from actual results.

Although Adjusted EBITDA is derived from our financial statements (pro forma or historical, as the case may be), the calculation of “EBITDA” pursuant to our senior secured credit facilities, which we have presented in this exhibit as Adjusted EBITDA, permits certain estimates and assumptions that may differ materially from actual results. For example, the determination of the adjustment attributable to inventory under absorption permits an estimate as to the decline in our inventory levels over historical amounts. In addition, the determination of fixed costs attributable to inventory and other similar costs permits certain assumptions. Although our management believes these estimates and assumptions are reasonable, investors should not place undue reliance upon the calculation of Adjusted EBITDA given how it is calculated and the possibility that the underlying estimates and assumptions may ultimately not reflect actual results. In addition, our senior secured credit facilities permit us to adjust Adjusted EBITDA for items that would not meet the standards for inclusion in pro forma financial statements under Regulation S-X and other Securities and Exchange Commission (“SEC”) rules. Some of these adjustments may be too speculative to merit adjustment under Regulation S-X; however, our senior secured credit facilities would permit such adjustments for purposes of determining Adjusted EBITDA under the indentures and our senior secured credit facilities. As a result of these adjustments, we may be able to incur more debt or pay dividends or make other restricted payments in greater amounts that would otherwise be permitted without such adjustments.

Adjusted EBITDA is not a presentation made in accordance with GAAP, is not a measure of financial condition, liquidity or profitability and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures.

Apollo controls us and its interests may conflict with or differ from your interests as a stockholder.

After the consummation of the Parent Offering, our equity sponsor, Apollo, will beneficially own approximately     % of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise in full their over-allotment option, Apollo will beneficially own approximately     % of our common stock. As a result, Apollo has the power to elect all of our directors. Therefore, Apollo will have the ability to prevent any transaction that requires the approval of our board of directors or our stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. The directors elected by Apollo have the ability to control decisions affecting our corporate structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The interests of Apollo could conflict with or differ from your interests as a holder of our common stock. For example, in March 2007, we entered into a credit agreement that provided $449.8 million in cash, which was used primarily to pay a special dividend to our shareholders as well as holders of fully vested rollover options. Furthermore, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of the Company or impede a merger, takeover or other business combination which you as a stockholder may otherwise view favorably. Additionally, Apollo is in the business of making or advising on investments in companies it holds, and may from time to time in the future acquire, interests in or provide advice to businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Apollo may also pursue acquisitions that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. A sale of a substantial number of shares of stock in the future by funds affiliated with Apollo could cause our stock price to decline. In addition, the significant concentration of share ownership may adversely affect the trading price of our common stock because investors often perceive disadvantages in owning shares in companies with controlling stockholders. So long as Apollo continues to own a significant amount of the outstanding shares of our common stock, it will continue to be able to strongly influence or effectively control our decisions.

Covenant Compliance

As long as the commitments under our revolving credit facility remain outstanding, we are required to maintain a maximum senior secured bank leverage ratio (being the ratio of senior secured bank debt to Adjusted EBITDA) of no more than 4.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facilities). Failure to comply with this covenant would result in an event of default under our revolving credit facility which, unless waived by our revolving credit lenders or remedied within 45 days after notice from the administrative agent, would, if the amounts owing under the revolving credit facility exceed $20.0 million, cause an event of default under our other senior secured credit facilities and in any case would limit our ability to borrow funds pursuant to our revolving credit facility. An event of default under our senior secured credit facilities can result in the acceleration of our indebtedness under the facilities, which in turn would result in an event of default and possible acceleration of indebtedness under our other outstanding debt securities. The total amount of debt which could therefore be accelerated as a result of a breach of this covenant was $2,545.9 million as of June 28, 2008. In addition, unless we comply with this covenant (or in the case of the carve-out for certain types of subordinated debt maintain a senior secured bank leverage ratio of 4.5 to 1.0), our ability under the negative covenants in our senior secured credit facilities to incur certain types of acquisition debt and certain types of subordinated debt, make certain types of acquisitions or asset exchanges, and make dividends or other distributions would be limited. As our failure to comply with the covenant described above can, at best, limit our ability to incur debt, grow our company or make dividends or other distributions and, at worst, cause us to go into default under the agreements governing our indebtedness, management believes that this covenant is material to our results of operations and financial condition. As of June 28, 2008, we were in compliance with the covenant described above.

Adjusted EBITDA is defined in our senior secured credit facilities as net income, adjusted for the items summarized in the table below. Adjusted EBITDA is not a measurement of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP.

Set forth below is a reconciliation of net income to Adjusted EBITDA. The data below for the twelve months ended June 28, 2008 is calculated by subtracting the data for the three months ended June 30, 2007 from the data for the year ended March 31, 2008 and then adding the data for the three months ended June 28, 2008.

(in millions)	Three Months Ended June 30, 2007	Year Ended March 31, 2008	Three Months Ended June 28, 2008	Twelve Months Ended June 28, 2008
Net income	$(7.4)	$0.3	$0.2	$7.9
Interest expense, net	64.1	254.3	58.2	248.4
Provision (benefit) for income taxes	(0.5)	(0.9)	2.7	2.3
Depreciation and amortization	27.0	104.1	27.1	104.2

EBITDA	$83.2	$357.8	$88.2	$362.8

Adjustments to EBITDA:
(Gain) on Canal Street facility accident, net	(8.1)	(29.2)	—	(21.1)
Business interruption insurance recoveries related to fiscal 2008 (1)	2.5	2.8	—	0.3
Loss on divestiture (2)	—	11.2	—	11.2
Stock option expense	1.8	7.4	1.8	7.4
Impact of inventory fair value adjustment (3)	19.0	20.0	1.6	2.6
LIFO income (4)	(14.3)	(9.5)	1.9	6.7
CDSOA recovery (5)	—	(1.4)	—	(1.4)
Other expense, net (6)	2.9	6.7	2.2	6.0

Subtotal (7)				$374.5
Other senior secured credit facility adjustments:
Business interruption insurance recoveries related to fiscal 2007 (8)	—	8.3	—	8.3
Pro forma adjustments to give full year effect to the acquisition of GA (9)	1.8	8.6	—	6.8

Adjusted EBITDA				$389.6

Senior secured bank indebtedness (10)				$628.5
Senior secured bank leverage ratio (11)				1.61x

(1)	Represents the final settlement of our business interruption claim related to the Canal Street facility accident that was allocated to the period from April 1, 2007 through October 27, 2007. For the quarter ended June 30, 2007, the net gain on the Canal Street facility accident consists of $10.0 million of insurance proceeds ($2.5 million of business interruption proceeds and $7.5 million of property proceeds) offset by $1.9 million of incremental expenses and impairments.
(2)	On March 28, 2008, we sold Rexnord SAS and recorded a pretax loss on divestiture of approximately $11.2 million (including transaction costs.)
(3)	Represents the incremental unfavorable expenses of selling inventories that had been adjusted to fair value in purchase accounting as a result of the Zurn acquisition.
(4)	Last-in first-out (LIFO) inventory adjustments are excluded in calculating Adjusted EBITDA as defined in our senior secured credit facilities.
(5)	Recovery under Continued Dumping and Subsidy Offset Act (CDSOA)—See note 7 to our audited consolidated financial statements for an explanation of this recovery.
(6)	Other expense, net consists of the following (in millions):

	Three Months Ended June 30, 2007	Year Ended March 31, 2008	Three Months Ended June 28, 2008	Twelve Months Ended June 28, 2008
Management fee expense	$0.8	$3.0	$0.8	$3.0
Losses on sales of fixed assets	0.1	0.3	0.3	0.5
Foreign currency transaction losses	2.5	5.1	1.1	3.7
Equity in earnings of unconsolidated subsidiaries	(0.2)	(1.1)	0.2	(0.7)
Miscellaneous income	(0.3)	(0.6)	(0.2)	(0.5)

	$2.9	$6.7	$2.2	$6.0

(7)	Represents Adjusted EBITDA excluding out of period business interruption insurance recoveries and the pro forma effect of the GA acquisition for the period from April 1, 2007 through January 31, 2008.
(8)	Represents the final settlement of our business interruption claim related to the Canal Street facility accident that was allocated to the period from December 6, 2006 through March 31, 2007.
(9)	GA was acquired on January 31, 2008. This adjustment gives full year effect to the GA acquisition by reflecting GA’s pro forma Adjusted EBITDA for the periods from April 1, 2007 to June 30, 2007 and January 31, 2008, respectively. This adjustment has been derived from GA’s books and records and is unaudited and does not correspond to GA’s historical accounting periods.
(10)	The senior secured credit facilities define senior secured bank indebtedness as consolidated secured indebtedness for borrowed money, less unrestricted cash of $139.0 million at June 28, 2008. Senior secured bank indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facilities.
(11)	The senior secured credit facilities define the senior secured bank leverage ratio as the ratio of senior secured bank indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facilities).

Acquisitions

The GA Acquisition

On January 31, 2008, we utilized existing cash balances to purchase GA for $73.7 million, net of $3.2 million of cash acquired. This acquisition expanded our Water Management platform into the water and wastewater markets, specifically in municipal, hydropower and industrial environments. GA is comprised of GA Industries and Rodney Hunt Company, Inc. GA Industries is a manufacturer of automatic control valves, check valves and air valves. Rodney Hunt Company, Inc., its wholly-owned subsidiary at the time of closing, is a leader in the design and manufacture of sluice/slide gates, butterfly valves and other specialized products for municipal, industrial, and hydropower applications. We are still in the process of evaluating the initial purchase price allocations of the acquired property, plant and equipment and certain identifiable intangible assets, as well as the tax effects of the related temporary differences. Accordingly, final adjustments to the purchase price allocation may be required as additional information relative to the fair values of the assets and liabilities of the acquired business become known. We expect to finalize the purchase price allocation within one year from the date of acquisition. GA is included in our results of operations from February 1, 2008.

The Zurn Acquisition

On February 7, 2007 we acquired Zurn from an affiliate of Apollo for a cash purchase price of $942.5 million, including transaction costs. The purchase price was financed through an equity investment by Apollo and its affiliates of approximately $282.0 million and debt financing of approximately $669.3 million. This acquisition created a new strategic water management platform for the Company. Zurn is a leader in the multi-billion dollar non-residential construction and replacement market for plumbing fixtures and fittings. It designs and manufactures plumbing products used in commercial and industrial construction, renovation and facilities maintenance markets in North America and holds a leading market position across most of its businesses. Zurn is included in our results of operations from February 8, 2007.

The Apollo Transaction

On July 21, 2006, certain affiliates of Apollo and certain members of management purchased RBS Global, Inc. from The Carlyle Group for approximately $1.825 billion, excluding transaction fees, through the Merger of Chase Merger Sub, Inc., an entity formed and controlled by Apollo, with and into RBS Global, Inc. The Merger was financed with (i) $485.0 million of 9.50% senior notes due 2014, (ii) $300.0 million of 11.75% senior subordinated notes due 2016, (iii) $645.7 million of borrowings under new senior secured credit facilities (consisting of a seven-year $610.0 million term loan facility and $35.7 million of borrowings under a six-year $150.0 million revolving credit facility) and (iv) $475.0 million of equity contributions (consisting of a $438.0 million cash contribution from Apollo and $37.0 million of rollover stock and stock options held by management participants). The proceeds from the Apollo cash contribution and the new financing arrangements, net of related debt issuance costs, were used to (i) purchase the Company from its then existing shareholders for $1,018.4 million, including transaction costs; (ii) repay all outstanding borrowings under our previously existing credit agreement as of the Merger Date, including accrued interest; (iii) repurchase substantially all $225.0 million of our 10.125% senior subordinated notes outstanding as of the Merger Date pursuant to a tender offer, including accrued interest and tender premium; and (iv) pay certain seller-related transaction costs.

Acquisition of Dalong Chain Company

On July 11, 2006, we acquired Dalong Chain Company (“Dalong”) located in China for $5.9 million, net of $0.4 million of cash acquired, plus the assumption of certain liabilities. The acquisition was financed primarily with cash on the balance sheet and was accounted for using the purchase method of accounting.

The Falk Acquisition

On May 16, 2005, we acquired The Falk Corporation (“Falk”) from Hamilton Sundstrand, a division of United Technologies Corporation, for $301.3 million ($306.2 million purchase price including related expenses, net of cash acquired of $4.9 million) and the assumption of certain liabilities. Falk is a manufacturer of gears and lubricated couplings and is a recognized leader in the gear and coupling markets. The Falk acquisition significantly enhanced our position as a leading manufacturer of highly engineered Power Transmission products. By combining our leadership positions in flattop chain, industrial bearings, non-lubricated couplings and industrial chain with Falk’s complementary leadership positions in gears and lubricated couplings, as well as a growing gear repair business, the Falk acquisition resulted in a comprehensive, market-leading product portfolio that we believe to be one of the broadest in the Power Transmission industry. Falk is included in our results of operations from May 16, 2005.

Legal Proceedings

Our entities are involved in various unresolved legal actions, administrative proceedings and claims in the ordinary course of business involving, among other things, product liability, commercial, employment, workers’ compensation, intellectual property claims and environmental matters. We establish reserves in a manner that is consistent with accounting principles generally accepted in the United States for costs associated with such matters when liability is probable and those costs are capable of being reasonably estimated. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, we believe the eventual outcome of these unresolved legal actions either individually, or in the aggregate, will not have a material adverse effect on our financial position, results of operations or cash flows.

In connection with the Carlyle acquisition in November 2002, Invensys plc has provided us with indemnification against certain contingent liabilities, including certain pre-closing environmental liabilities. We believe that, pursuant to such indemnity obligations, Invensys is obligated to defend and indemnify us with respect to the matters described below relating to the Ellsworth Industrial Park Site and to various asbestos claims. The indemnity obligations relating to the matters described below are not subject to any time limitations and are subject to an overall dollar cap equal to the purchase price, which is an amount in excess of $900 million. The following paragraphs summarize the most significant actions and proceedings:

•

In 2002, Rexnord Industries, LLC (formerly known as Rexnord Corporation) (“Rexnord Industries”) was named as a potentially responsible party (“PRP”), together with at least ten other companies, at the Ellsworth Industrial Park Site, Downers Grove, DuPage County, Illinois (the “Site”), by the United States Environmental Protection Agency (“USEPA”) and the Illinois Environmental Protection Agency (“IEPA”). Rexnord Industries’ Downers Grove property is situated within the Ellsworth Industrial Complex. The USEPA and IEPA allege there have been one or more releases or threatened releases of chlorinated solvents and other hazardous substances, pollutants or contaminants, allegedly including but not limited to a release or threatened release on or from our property, at the Site. The relief sought by the USEPA and IEPA includes further investigation and potential remediation of the Site. In support of the USEPA and IEPA, in July 2004 the Illinois Attorney General filed a lawsuit (State of Illinois v. Precision et al.) in the Circuit Court of DuPage County, Illinois against Rexnord Industries and the other PRP companies seeking an injunction, the provision of potable water to approximately 800 homes, further investigation of the alleged contamination, reimbursement of certain costs incurred by the state and assessment of a monetary penalty. In August 2003, several PRPs, including Rexnord Industries, entered into an Administrative Order by Consent (the “AOC”) with the USEPA, IEPA and State of Illinois et al. The AOC has resolved a significant portion of the State of Illinois lawsuit, in which a tentative settlement has been reached. Rexnord Industries has been notified by the USEPA that an expanded Site investigation is required. Rexnord Industries’ allocated share of future costs related to the Site, including for investigation and/or remediation, could be significant.

The ultimate outcome of the Ellsworth investigation and related litigation cannot presently be determined; however, we believe we have meritorious defenses to these matters. Pursuant to its indemnity obligation, Invensys is defending us in these matters and has paid 100% of the related costs to date. To provide additional protection, we have brought several indemnification suits against previous property owners who retained certain environmental liabilities associated with our property, and we are also involved in litigation with our insurance companies for a declaration of coverage. These suits are progressing in accordance with the respective court’s scheduling order.

•

Approximately 700 lawsuits (with approximately 6,950 claimants) are pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain brakes and clutches previously manufactured by our Stearns division and/or its predecessor owners. Invensys and FMC, prior owners of the Stearns business, have paid 100% of the costs to date related to the Stearns lawsuits. Similarly, our Prager subsidiary has been named as a defendant in three pending multi-defendant lawsuits relating to alleged personal injuries due to the alleged presence of asbestos in a product allegedly manufactured by Prager. There are approximately 3,700 claimants in the Prager lawsuits. The ultimate outcome of these lawsuits cannot presently be determined. To date, our insurance providers have paid 100% of the costs related to the Prager lawsuits. We believe that the combination of our insurance coverage and the Invensys indemnity obligations will cover any future costs of these suits.

In connection with the Falk acquisition, Hamilton Sundstrand has provided us with indemnification against certain contingent liabilities, including coverage for certain pre-closing environmental liabilities. We believe that, pursuant to such indemnity obligations, Hamilton Sundstrand is obligated to defend and indemnify us with respect to the asbestos claims described below, and that, with respect to these claims, such indemnity obligations are not subject to any time or dollar limitations. The following paragraph summarizes the most significant actions and proceedings for which Hamilton Sundstrand has accepted responsibility:

•

Falk, through its successor entity, is a defendant in approximately 150 lawsuits pending in state or federal court in numerous jurisdictions relating to alleged personal injuries due to the alleged presence of asbestos in certain clutches and drives previously manufactured by Falk. There are approximately 1,840 claimants in these suits. The ultimate outcome of these lawsuits cannot presently be determined. Hamilton Sundstrand is defending us in these lawsuits pursuant to its indemnity obligations and has paid 100% of the costs to date.

Certain Water Management subsidiaries are also subject to asbestos and class action related litigation.

As of June 28, 2008, Zurn and an average of 113 other unrelated companies were defendants in approximately 6,000 asbestos related lawsuits representing approximately 45,000 claims. The suits allege damages in an aggregate amount of approximately $14.2 billion against all defendants. Plaintiffs’ claims allege personal injuries caused by exposure to asbestos used primarily in industrial boilers formerly manufactured by a segment of Zurn. Zurn did not manufacture asbestos or asbestos components. Instead, Zurn purchased them from suppliers. These claims are being handled pursuant to a defense strategy funded by insurers.

We currently estimate the potential liability for asbestos-related claims pending against Zurn as well as the claims expected to be filed in the next ten years is approximately $134.0 million, of which Zurn expects to pay approximately $116.0 million in the next ten years on such claims, with the balance of the estimated liability being paid in subsequent years. However, there are inherent uncertainties involved in estimating the number of future asbestos claims, future settlement costs, and the effectiveness of defense strategies and settlement initiatives. As a result, Zurn’s actual liability could differ from the estimate described herein. Further, while this current asbestos liability is based on an estimate of claims through the next ten years, such liability may continue beyond that time frame, and such liability could be substantial.

We estimate that available insurance to cover potential asbestos liability as of June 28, 2008, is approximately $280.5 million, and believe that all current claims are covered by this insurance. However, principally as a result of the past insolvency of certain of our insurance carriers, certain coverage gaps will exist if and after our other carriers have paid the first $204.5 million of aggregate liabilities. In order for the next $51.0 million of insurance coverage from solvent carriers to apply, we estimate that we would need to satisfy $14.0 million of asbestos claims. Layered within the final $25.0 million of the total $280.5 million of coverage, we estimate that we would need to satisfy an additional $80 million of asbestos claims. If required to pay any such amounts, we could pursue recovery against the insolvent carriers, but it is not currently possible to determine the likelihood or amount of any such recoveries, if any.

As of June 28, 2008, we recorded a receivable from our insurance carriers of $134.0 million, which corresponds to the amount of our potential asbestos liability that is covered by available insurance and is currently determined to be probable of recovery. However, there is no assurance that $280.5 million of insurance coverage will ultimately be available or that Zurn’s asbestos liabilities will not ultimately exceed $280.5 million. Factors that could cause a decrease in the amount of available coverage include changes in law governing the policies, potential disputes with the carriers on the scope of coverage, and insolvencies of one or more of our carriers.

As of the date of this filing, subsidiaries, Zurn Pex, Inc. and Zurn Industries, LLC (formerly known as Zurn Industries, Inc.), have been named as defendants in ten lawsuits, brought between July 2007 and August 2008, in various U.S. federal courts (MN, ND, CO, NC, MT, AL and VA). The plaintiffs in these suits seek to represent a class of plaintiffs alleging damages due to the alleged failure or anticipated failure of the Zurn brass crimp fittings on the PEX plumbing systems in homes and other structures. The complaints assert various causes of action, including but not limited to negligence, breach of warranty, fraud, and violations of the Magnuson Moss Act and certain state consumer protection laws, and seek declaratory and injunctive relief, and damages (including punitive damages) in unspecified amounts. The suits were transferred to a multi-district litigation docket in the District of Minnesota for coordinated pretrial proceedings. We are being provided a defense by our insurance carrier and believe we have insurance to cover potential liabilities, subject, however, to policy terms and conditions, and deductibles. While we intend to vigorously defend ourselves in these actions, the uncertainties of litigation and the uncertainties related to insurance coverage and collection as well as the actual number or value of claims make it difficult to accurately predict the financial effect these claims may ultimately have on us.

Committees of our Board of Directors

Upon consummation of the Parent Offering, our board of directors will have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Following the consummation of the Parent Offering, we intend to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from certain requirements, including the requirements that we have a majority of independent directors on our board of directors and that we have compensation and nominating and corporate governance committees composed entirely of independent directors. We will, however, remain subject to the requirement that we have an audit committee composed entirely of independent members.

If at any time we cease to be a “controlled company” under the New York Stock Exchange Rules, the board of directors will take all action necessary to comply with the applicable New York Stock Exchange Rules, including appointing a majority of independent directors to the board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Holdings Audit Committee

Following the consummation of the Parent Offering, our audit committee (the “Holdings Audit Committee”) will consist of      (Chair),          and         . Our board of directors has determined that          qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that          is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the New York Stock Exchange listing standards. The principal duties and responsibilities of our audit committee will be as follows:

•	to prepare annual audit committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to oversee and monitor our compliance with legal, ethical and regulatory matters; and

•	to provide regular reports to the board.

The audit committee will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Holdings Compensation Committee

Following the consummation of the Parent Offering, our compensation committee (the “Holdings Compensation Committee”) will consist of      (Chair),          and         . The principal duties and responsibilities of the Holdings Compensation Committee will be as follows:

•	to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs;

•

to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and prerequisites and all material employment agreements, confidentiality and non-competition agreements;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to administer incentive compensation and equity-related plans;

•	to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We intend to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

A copy of the Holdings Compensation Committee Charter is posted on our website www.rexnord.com under                 .

Nominating and Corporate Governance Committee

Prior to consummation of the Parent Offering, our board of directors will establish a nominating and corporate governance committee. Following the consummation of the Parent Offering, our nominating and corporate governance committee will consist of      (Chair),          and         . The principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•	to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company; and

•	to oversee the evaluation of our board of directors and senior management.

We intend to avail ourselves of the “controlled company” exception under the New York Stock Exchange rules which exempts us from the requirement that we have a nominating and corporate governance committee composed entirely of independent directors.

Executive Compensation

Compensation Discussion and Analysis

Overview

This section discusses each of the material elements of compensation awarded to, earned by, or paid to each of our three executive officers during our fiscal year ended March 31, 2008. Throughout this discussion, we refer to our executive officers as “Named Executive Officers.” The Named Executive Officers are identified in the Summary Compensation Table.

With the exception of the award of equity-based compensation, the compensation committee of the board of directors of RBS Global (the “Committee”), in consultation with the RBS Global board of directors, has historically been responsible for determining our executive compensation programs, including making compensation decisions during the fiscal year ended March 31, 2008. Awards of equity-based compensation have been determined by the Holdings Compensation Committee as these awards cover equity securities of the Company.

The Committee, in consultation with the board of directors of RBS Global, has historically overseen our executive compensation agreements, plans and policies and had the authority to approve all matters regarding executive compensation other than equity awards. The Committee sought to ensure that the compensation and benefits provided to executives were reasonable, fair, competitive and aligned with the long- and short-term goals of our Company. Based upon these criteria, the Committee set the principles and strategies that guided the design of our executive compensation program.

Following the consummation of the Parent Offering, the executive compensation programs for the Company will be determined by the Holdings Compensation Committee, consistent with its duties and responsibilities under the Holdings Compensation Committee Charter described above.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific annual and long-term strategic goals of the Company and to align each executive’s interest with that of our shareholders. We believe that rewarding executives for superior levels of achievement will result in significant long-term value creation for the Company and its shareholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward performance. Prior to the completion of the Parent Offering, the Committee, with input from the Chief Executive Officer, evaluated the performance of our executives other than the Chief Executive Officer and their compensation packages to ensure that we maintained our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization. Following the completion of the Parent Offering, we anticipate that the Holdings Compensation Committee will continue to evaluate the performance of our executives and their compensation packages in line with this philosophy.

We have created a “pay for performance” culture that places an emphasis on value creation and subjects a substantial portion of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophy:

•	The compensation program should support the business by establishing an emphasis on critical short-term objectives and long-term strategy;

•	Each executive’s total compensation should correlate to their relative contribution to the Company;

•	A significant portion of each executive’s total compensation should be based on the achievement of performance goals and objectives; and

•	Executives should be rewarded for superior performance through annual cash-based incentives and, if appropriate, the grant of equity-based awards.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a substantial portion of our executives’ compensation should be variable and based on overall corporate financial performance. Another element of our executive compensation program is designed to reward annual improvement in personal objectives, with target performance areas determined for each executive officer. We refer to these individualized target performance areas as annual improvement priorities (“AIPs”).

As described in more detail below, our compensation program is composed of elements that are generally paid on a short-term or current basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this mix of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives and emphasizing long-term value creation for the Company and its shareholders.

Setting Executive Compensation and the Role of Our Executive Officers in Compensation Decisions

Prior to the completion of the Parent Offering, the Committee or its designated member annually reviewed and approved all compensation decisions related to our Named Executive Officers except for decisions relating to equity-based awards, which, as described above, have been made by the Holdings Compensation Committee. The Chief Executive Officer established the AIPs for each executive officer other than himself and the Committee established the AIPs for the Chief Executive Officer. Prior to making its annual compensation determinations for each executive officer (other than that of the Chief Executive Officer), one or more members of the Committee worked together with the Chief Executive Officer to review the performance of the Company and, if applicable, the respective business group, the role of each executive in the various aspects of that performance, and the executive’s level of achievement of his or her AIPs. Based on this review, the Chief Executive Officer made recommendations to the Committee as to the compensation of all executives including the Named Executive Officers other than himself. The Committee or its designated member considered these recommendations and used its discretion and judgment in accepting or modifying these recommendations in making its final determinations. Other than our Chief Executive Officer, none of the Named Executive Officers had any role in determining the compensation of other Named Executive Officers. Following the completion of the Parent Offering, we anticipate that the Chief Executive Officer will continue to have a role in setting the compensation for executive officers of the Company other than himself.

The Committee has not retained a compensation consultant to review our executive compensation policies and procedures. We may from time to time obtain compensation studies to determine the relative strengths and weaknesses of our compensation packages. In determining the level of compensation to be paid to executive officers, we do not generally factor in amounts realized from prior compensation paid to executive officers or conduct any formal survey of the compensation paid by other comparable public companies. The Committee has historically believed that its compensation decisions should be based primarily on the performance of the Company and the individual executive officers. In making its compensation decisions, the Committee also considered each executive officer’s responsibility for the overall operations of the Company. Thus, the compensation levels for Mr. Hitt are higher than they are for the other Named Executive Officers, reflecting his responsibility as Chief Executive Officer for the overall operations of the Company.

2008 Executive Compensation Components

We compensate our executives through a variety of forms of cash and non-cash compensation, although all non-equity compensation is paid at our subsidiary level. Our compensation program includes:

•	Cash compensation;

•	base salaries;

•	annual performance-based awards;

•	discretionary bonuses; and

•	special signing bonus;

•	Long-term equity incentive awards;

•	Retirement benefits; and

•	Severance benefits.

The principal components of our executive compensation program for the fiscal year ended March 31, 2008 are discussed below.

Base Salary. The Committee has historically reviewed base salaries annually and made adjustments from time to time and in connection with promotions and other changes in responsibilities. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, available market data (solely to obtain a general understanding of current compensation practices), and the Chief Executive Officer’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, the Committee uses its subjective judgment as to what the appropriate base salary levels should be for the Named Executive Officers. The Committee does not use any predetermined formula or specific weightings as to any given factor to determine base salaries nor does it engage in any benchmarking in making base salary determinations. Based on this review, the Committee determined that the appropriate base salary for each Named Executive Officer for fiscal 2008 was the amount reported for such officer in the “Salary” column of the “Summary Compensation Table” below. During fiscal 2008, Mr. Moore was awarded a salary increase of 5% of base salary effective in June, 2007 based on the factors cited above. None of the other Named Executive Officers received an increase in their base salary during fiscal 2008. Our existing employment agreements with our Named Executive Officers do not provide for mandatory minimum annual salary increases above the base salary amounts set forth in the employment agreements.

Annual Performance Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable and based on overall corporate financial performance, with the opportunity to earn substantial awards in connection with superior business and individual performance.

Cash incentives for our executive officers are principally awarded through our Management Incentive Plan (the “MIP”). The MIP is designed to provide our key officers, including our Named Executive Officers, with appropriate incentives to achieve and exceed key annual business objectives by providing performance-based cash compensation in addition to their annual base salary. Under the terms of the MIP, participants are eligible to earn cash bonuses based upon the achievement by the Company of the financial targets that have historically been established by the Committee and by the achievement of each executive’s AIPs. Each participant’s target bonus amount is based upon a specified percentage of the participant’s annual salary. Each participant is initially entitled to his target bonus amount if 100% of the specified performance targets (“Base Targets”) are achieved, subject to the AIP multiplier described below. The target bonus amount for Messrs. Hitt, Marini and Moore are 75%, 100% and 50% of salary, respectively.

Base Targets under the MIP are comprised of financial performance metrics, which are similar for each Named Executive Officer, and individual AIPs. The financial performance metrics for Messrs. Hitt and Moore are the same and are based on the Company consolidated financial performance metrics. The financial performance metrics for Mr. Marini are based on the Water Management financial performance metrics. For fiscal 2008, the financial performance metrics for the Company consolidated business were based upon EBITDA and debt reduction, and for the Water Management business they were based on EBITDA and Divisional Free Cash Flow (defined below). These metrics are substantially the same as those that are established for the bonus system of our other management personnel and salaried employees and reflect the Committee’s belief that these measures correlate to the Company’s strategic goals. The Committee has historically set the financial performance metrics and has been responsible for setting the AIPs for our Chief Executive Officer and our Chief Executive Officer has historically set the AIPs for each of the other executive officers, including the Named Executive Officers, participating in the plan. The Committee also has historically considered our strategic plan and determined what achievement will be required on an annual basis in order to drive to our multi-year performance commitment. The Committee’s intention in setting the Base Targets for fiscal 2008 was to provide strong incentive for the executives to perform at a high level and create a certain level of value for our shareholders in order for any annual incentives to be earned, thereby requiring an exceptional level of performance to attain or exceed the target level.

We define EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock based compensation expense, other expense, LIFO (income) expense, un-budgeted acquisitions, and other nonrecurring items, translated at constant currency as used for internal management reporting. For fiscal 2008 our Company Consolidated EBITDA target was $343.2 million, and the Water Management’s EBITDA target was $106.7 million. The Company Consolidated EBITDA finished the year at $359.0 million or 105% to plan which generated a 112.5% payout of target. The Water Management EBITDA finished the year at $106.7 million or 100% to plan generating a 100% payout. Debt Reduction is defined as the change in the Company’s total debt balance in a fiscal year. For fiscal 2008 our Company Consolidated Debt Reduction target was $66.1 million. The Committee concluded that the Company consolidated debt reduction for fiscal 2008 was $140.0 million or 212% of plan, generating a 635% payout of target. Free Cash Flow is defined as EBITDA plus or minus changes in trade working capital (accounts receivable, inventory and accounts payable) less capital expenditures. The Water Management Divisional Free Cash Flow target for fiscal 2008 was $111.0 million. The Committee also concluded that the Water Management Divisional Free Cash Flow finished the year at $129.0 million or 117% to plan, generating a 160% payout of target. The RBS Global board of directors has historically made a determination as to whether the respective EBITDA and Debt Reduction/Free Cash Flow targets were met, and determined the extent, if any, to which the target incentives should be paid. Under the MIP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MIP.

Aggregate bonuses under the MIP are weighted to include both financial metrics as well as the AIPs . For fiscal 2008, we implemented a program modification for the MIP. The plan was changed from having 80% weight on EBITDA and Debt Reduction (each 50% weighted) and 20% weight on AIPs to a plan of 100% weight on EBITDA and Debt Reduction (each 50% weighted) and a personal performance multiplier based on the individual’s AIPs. Once the financial results have been calculated, each individual’s personal performance is calculated and the individual’s personal performance multiplier is determined and applied against the individual’s target bonus amount. The personal performance multiplier ranges from 0% to 150%. This program modification was implemented to align each Named Executive Officer’s individual performance for achieving their AIPs with their compensation and the overall performance of the Company. For plan participants to be eligible for a minimum bonus under the financial performance metrics, subject to adjustment in extraordinary circumstances, the Company must reach at least 90% of the respective metrics. However, there is no minimum bonus payable under the plan even if 90% or more of the financial performance metrics are achieved because the bonus payment is subject to the personal performance multiplier, which could be 0%. The MIP also does not set a limit on the maximum bonus opportunity payable with respect to the financial performance-based portion of the bonus formula. Instead, the plan provides that the percentage of the participant’s base bonus used to determine the participant’s financial performance based portion of the bonus for the fiscal year will increase incrementally as the level of achievement increases.

The RBS Global board of directors reviewed Messrs. Hitt, Moore and Marini’s level of achievement of their respective AIPs and as a result established a personal performance multiplier for Messrs. Hitt, Moore and Marini of 113%, 125% and 100%, respectively. Utilizing the financial targets and the personal performance multiplier results, the bonus payments for Messrs. Hitt, Moore and Marini for fiscal 2008 were $1,813,271, $981,094 and $650,000, respectively. The RBS Global board of directors believes the above targeted financial results and individual achievements are appropriately aligned with the bonus awards approved under the MIP.

Discretionary Bonuses. In addition to annual incentive awards under the MIP, the Committee has historically had the authority and discretion to award additional performance-based compensation to our executives if the Committee determined that a particular executive has exceeded the objectives and/or goals established for such executive or made a unique contribution to the Company during the year. The Committee did not award any discretionary bonus awards for fiscal 2008.

Special Signing Bonus. The Company established the Special Signing Bonus Plan (the “Signing Bonus Plan”) effective July 21, 2006 to provide for the award of a cash bonus to certain employees, directors, consultants and other service providers of the Company and its subsidiaries to motivate those individuals to continue to provide services to the Company following the date of its adoption (which was the date of the July 2006 Apollo acquisition). Mr. Hitt is the only Named Executive Officer who is a participant in the Signing Bonus Plan. Bonuses are payable to participants upon the earliest to occur of: (i) a change in control of the Company, (ii) the separation from service of the participant or (iii) a date specified for each participant (which is within 30 days after November 25, 2012 in the case of Mr. Hitt).

Long-Term Equity Incentive Awards. The Holdings Compensation Committee may, from time to time, approve the grant of equity awards to our Named Executive Officers and other officers, employees, directors and consultants. The Committee and the Holdings Compensation Committee believe that equity-based awards play an important role in creating incentives for our executives to maximize Company performance and align the interests of our executives with those of our shareholders. These equity awards are generally subject to time-based and performance-based vesting requirements. Time-based awards function as a retention incentive, while performance-based awards encourage executives to maximize Company performance and create value for our shareholders. Equity awards are generally provided through grants of stock options to purchase shares of our common stock under the Option Plan.

Among other things, the Holdings Compensation Committee decides which of our executives, employees, directors or consultants will receive awards under the Option Plan, the exercise price, vesting terms and such other terms or conditions as the Holdings Compensation Committee may determine, in its sole discretion, provided such terms are consistent with the provisions of the Option Plan. With respect to options granted to our Named Executive Officers, 50% of the options granted to each officer under the Option Plan vest on a pro-rata basis over five years, subject to continued employment. The other 50% vest annually over five years subject to the Company meeting pre-established annual and cumulative EBITDA and Debt Repayment targets. As is the case under the MIP, the Holdings Compensation Committee’s intention in setting the performance vesting targets for the options was that the Company would have to perform at a high level and create a certain level of value for its shareholders for any portion of the performance-based options to vest.

The fiscal 2008 performance targets for EBITDA and Debt Reduction were $343.2 million and $66.1 million, respectively. As is customary in incentive plans such as the Option Plan, the performance targets established for awards are subject to adjustment to prevent dilution or enlargement of the economic benefits intended to be made available under the awards, as a result of certain corporate events, including acquisitions or divestitures.

In April 2007, the Holdings Compensation Committee granted stock options to Messrs. Hitt and Moore to provide them with additional compensation to reflect their increased responsibilities for the oversight of the new Water Management Platform as a result of the Zurn acquisition. In addition, in April 2007, the Company granted options to Mr. Marini in connection with his entering into an employment agreement with Rexnord LLC in connection with the Zurn acquisition. The Company believes that the size of the option awards to Messrs. Hitt, Moore and Marini were appropriate and reasonable in each of the forgoing circumstances. The corresponding number of stock options granted to our Named Executive Officers and the material terms of these options as of the end of our 2008 fiscal year are described below under “Narrative to Grants of Plan Based Awards.”

We do not have any program, plan or practice in place for selecting grant dates for awards under the Option Plan in coordination with the release of material non-public information. However, no options granted were based on material non-public information in determining the number of options awarded or the exercise price thereof, and we did not “time” the release of any material non-public information to affect the value of those awards. The Company does not have any stock ownership requirements or guidelines for its Named Executive Officers.

Retirement Benefits. Each of our continuing Named Executive Officers participates in qualified defined-benefit and/or defined-contribution retirement plans maintained by the Company on substantially the same terms as our other participating employees.

The Company provides supplemental retirement to eligible executives through the Rexnord Supplemental Executive Retirement Plan (the “SERP”) effective on January 1, 2004 to provide participants with deferred compensation opportunities. Mr. Hitt is the only participant in the SERP. Under the plan, during the term of each participant’s active employment with the Company, each participant’s account is credited annually as of each December 31 with a percentage of his compensation and account balances are credited at an annual interest rate of 6.75%. Account balances become payable upon a termination of employment or in the event of death.

Under the terms of Mr. Marini’s employment agreement, Mr. Marini is entitled to receive a monthly supplemental retirement benefit commencing upon his retirement, so long as his employment is not terminated for “cause” (as defined in the employment agreement). The amount of the monthly supplemental retirement benefit is determined as of Mr. Marini’s retirement date and is an amount necessary to provide Mr. Marini with a monthly 60% joint and survivor annuity during Mr. Marini’s life after his retirement equal to the positive difference, if any, between $20,000 less his “existing retirement benefit” (as defined in the employment agreement). If Mr. Marini voluntarily terminates his employment for any reason other than a termination for “good reason” (as defined in the employment agreement), death or “disability” (as defined in the employment agreement), he must give six months notice of his termination in order to receive the supplemental retirement benefit. If he does not give the six months notice, Mr. Marini will be required to pay to the Company an amount equal to his then current base salary. The Company believes that the benefits provided to Mr. Marini recognize his substantial past and expected future contributions to the Company (including his prior service with Zurn).

Severance Benefits. The employment agreements for Messrs. Hitt and Marini provide that, among other things, the executive would be entitled to certain severance benefits in the event of a termination of employment during the term of the respective agreement if such termination is: (i) initiated by us without “cause” or (ii) initiated by the respective officer for “good reason” (each as defined in the respective agreements). We believe that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with the Company and as part of their overall compensation package. We believe that a termination by the executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause; therefore, we believe it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment.

Mr. Moore is covered under a corporate severance policy that applies to our employees whose employment is involuntarily terminated under various conditions described in the plan document. The severance policy is intended to cover employees who are not entitled to severance benefits under an employment agreement. We believe that it is appropriate to provide severance benefits to employees whose employment terminates in these circumstances and that doing so helps us to attract and retain highly qualified employees.

Additional information concerning potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control of the Company is presented in “Potential Payments Upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits. The Company and its subsidiaries provides the Named Executive Officers with perquisites and other personal benefits that the Company believes are reasonable, competitive and consistent with the overall compensation program. In that connection, the Committee has periodically reviewed the perquisites and other benefits provided to the Named Executive Officers and we anticipate the Holdings

Compensation Committee will do the same. In particular, Messrs. Hitt and Moore receive travel reimbursement in connection with travel to and from their respective principal residences, which are located out-of-state, and housing reimbursement in Milwaukee, Wisconsin. In addition, Mr. Moore has an automobile allowance and Messrs. Hitt and Marini participate in an automobile leasing program.

Compensation Committee Actions Taken After Fiscal 2008

The Committee appointed Todd Adams to serve as the Company’s Chief Financial Officer and Senior Vice President effective April 1, 2008. In connection with his appointment to this position, the Company and Mr. Adams entered into a letter agreement on April 2, 2008 that provided him with a new compensation package to reflect his increased responsibilities. The material terms of Mr. Adams’ letter agreement are described in a Form 8-K filed by RBS Global, Inc. and Rexnord LLC with the SEC on April 2, 2008. The letter agreement provides that Mr. Adams’ base salary shall be $280,000 annually and Mr. Adams will have a target annual incentive bonus opportunity equal to 50% of his base salary, will participate in an automobile leasing program and provides for the award of stock options under the Option Plan.

Compensation Committee Report on Executive Compensation(1)

The Committee is currently composed of the five non-employee directors named at the end of this report. The Committee has reviewed and discussed with management the disclosures contained in the above Compensation Discussion and Analysis.

Steven Martinez (Chair)

George M. Sherman

Laurence M. Berg

Praveen R. Jeyarajah

Damian Giangiacomo

Compensation Committee Interlocks and Insider Participation

Messrs. Berg, Giangiacomo and Martinez, whose names appear on the Compensation Committee Report above, became Compensation Committee members immediately following the Apollo acquisition in July 2006. Each of these directors are partners of Apollo Management, L.P., the controlling stockholder of Holdings. In fiscal 2008, we paid an annual consulting fee, currently set at $3.0 million per year, to Apollo or one of its affiliates. In fiscal 2008, the Company also reimbursed approximately $71,000 in out-of-pocket expenses to Mr. George Sherman whose name also appears on the above Compensation Committee Report. Mr. Jeyarajah, whose name also appears on the above Compensation Committee Report, is a Managing Director of Cypress. Out-of-pocket expenses of approximately $38,000 were reimbursed to Mr. Jeyarajah in fiscal 2008. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity during the fiscal year ended March 31, 2008.

(1)

Unless specifically stated otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Exchange Act.

Summary Compensation Table

The following table presents information about the compensation of our Chief Executive Officer, our Chief Financial Officer and our other executive officer, whom we refer to as our Named Executive Officers, for the fiscal years ended March 31, 2008 and 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert A. Hitt,	2008	$575,000	—	—	$1,211,807	$1,813,271	$7,624	$183,668	$3,791,370
President and Chief Executive Officer	2007	$558,942	—	—	$807,844	$507,797	$3,510	$1,025,811	$2,903,904

George C. Moore,	2008	$411,537	—	—	$247,219	$981,094	—	$105,719	$1,745,569
Executive Vice President and Chief Financial Officer	2007	$215,384	—	—	$101,529	$151,667	—	$32,862	$501,442

Alex P. Marini,	2008	$500,000	—	—	$375,076	$650,000	—	$17,798	$1,542,874
President, Water Management Group	2007	$75,000	—	—	—	$212,414	$1,309,766	$6,621	$1,603,801

(1)	The amounts in column (f) reflect the dollar amount recognized for financial reporting purposes in accordance with SFAS 123(R). For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of option awards contained in note 14 (Stock-Based Compensation) to our audited consolidated financial statements. Equity-based awards are denominated in shares of common stock of Rexnord Holdings.

(2)	The amounts in column (g) for fiscal 2008 represent the dollar amount paid as cash incentive awards under the Company’s MIP to Messrs. Hitt, Marini and Moore for fiscal 2008 performance.

(3)	The amounts in column (h) for Mr. Hitt represent the sum of the actuarial increase in the present value of each of his benefits under our Rexnord Non-Union Pension Plan plus interest on deferred compensation account balances under the SERP considered under SEC rules to be at above-market rates in the following amounts: $5,382 actuarial increase in pension value and $2,242 interest. The change in the actuarial present value of the accrued pension benefit is based on the difference of the present value of the accrued benefit as of the December 31, 2007 measurement date (used for financial statement reporting purposes) and the present value of the accrued benefit as of the prior year measurement date (used for financial statement reporting purposes). The amount in column (h) for Mr. Marini for 2008 is reported as zero because the change in the actuarial present value of the aggregate accumulated pension benefit for Mr. Marini pursuant to the terms of his employment agreement and his benefit under the Rexnord Non-Union Pension Plan calculated as of December 31, 2007 represents a decrease of $45,098 over the actuarial present value of his aggregate accumulated pension benefit pursuant to the terms of his employment agreement and his benefit under the Rexnord Non-Union Pension Plan calculated as of the prior year measurement date. For comparison purposes, the amount reported for fiscal 2007 includes the full value of the supplemental retirement benefit Mr. Marini is entitled to receive from the Company pursuant to the terms of his employment agreement valued as of February 7, 2007, the date the agreement was executed. These amounts were determined using the same actuarial assumptions applied for financial reporting purposes for the December 31, 2007 and December 31, 2006 measurement dates. Mr. Marini is also a participant under the JBI Master Pension Plan, which was merged into the Rexnord Non-Union Pension Plan as of April 13, 2007. See “Pension Benefits Table” below for a description of the supplemental retirement benefit and the aggregate pension benefits to which he is entitled under the Rexnord Non-Union Pension Plan.

(4)	For Mr. Hitt, for fiscal 2008, column (i) includes a 401(k) matching contribution of $7,750, a 401(k) personal retirement account (“PRA”) contribution of $6,750, a contribution of $91,821 to the SERP, a temporary housing benefit of $28,625, commuting reimbursements of $16,753, an auto benefit of $2,864, Exec-U care benefits of $5,686 and tax gross-ups in the aggregate of $23,419. For Mr. Moore, for fiscal 2008, amounts include a 401(k) matching contribution of $7,154, a PRA contribution of $6,750, a temporary housing benefit of $32,485, commuting reimbursements of $21,881, an auto benefit of $11,455 and aggregate tax gross-ups of $25,994. For Mr. Marini, for fiscal 2008, column (i) includes club dues of $6,142, an auto benefit of $1,342, a 401(k) matching contribution of $6,750 and aggregate tax gross-ups of $3,564.

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2008 and fiscal 2007. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options, cash incentive compensation and, for certain Named Executive Officers, the change in pension value relating to our tax-qualified defined benefit plans and contract benefits and certain earnings relating to our nonqualified defined contribution plan and the SERP. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table,” as further described in footnote (4) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s employment agreement, or offer letter, as applicable, is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Fiscal 2008” table, and the description of the material terms of the stock options that follows it, provides information regarding the long-term equity incentives awarded to our Named Executive Officers in fiscal 2008. The “Outstanding Equity Awards at Fiscal 2008 Year-End” and “Option Exercises and Stock Vested in Fiscal 2008” tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The “Pension Benefits Table” and related description of the material terms of our defined benefit plans describe each Named Executive Officer’s retirement benefits under our tax-qualified and nonqualified defined benefit plans and agreements to provide context to the amounts listed in the “Summary Compensation Table.” The “Nonqualified Deferred Compensation Plans” table and related description of the material terms of the SERP describe the benefits for Mr. Hitt under the SERP. The discussion under “—Potential Payments Upon Termination or Change in Control” below is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements

The Company, through its subsidiaries, has entered into employment agreements with Messrs. Hitt and Marini and an employment offer letter with Mr. Moore.

The agreement for Mr. Hitt was effective as of July 21, 2006 and provides for a five-year term, subject to automatic extension for successive one-year periods thereafter unless either party delivers notice within specified notice periods. Mr. Hitt’s initial annual salary, which may be increased by our board of directors, was $575,000, and he is eligible to receive an incentive compensation bonus under the terms of the MIP. In addition, the agreement for Mr. Hitt provided for a stock option grant to purchase 230,706 shares of Holdings common stock at an exercise price of $19.94 per share.

The employment agreement with Mr. Marini, which was effective as of February 7, 2007, provides for an initial term of employment through August 31, 2008, subject to automatic extensions for successive one-year periods thereafter unless either party delivers notice within specified notice periods. Under the agreement, Mr. Marini’s annual base salary was $500,000, which may be increased by the Company’s Chairman or Chief Executive Officer. Mr. Marini is eligible to receive a discretionary bonus under the Company’s annual bonus plan established for each fiscal year commencing with fiscal 2008 with an annual cash target bonus opportunity for each fiscal year equal to 100% of his base salary. In addition, the agreement for Mr. Marini provided for a stock option grant to purchase 205,244 shares of Holdings common stock at an exercise price of $19.94 per share. See the discussion following the “Pension Benefits Table” below for a description of the terms of Mr. Marini’s supplemental pension benefit.

In connection with Mr. Moore’s appointment as Chief Financial Officer of the Company, Mr. Moore and the Company executed an employment offer letter on July 27, 2006. This offer letter provides for a base salary of $400,000 for the first year of his employment and a base salary of $275,000 for the second year of his employment. The Company and Mr. Moore subsequently agreed to delay the reduction of Mr. Moore’s base salary for his second year of employment contemplated by the offer letter. As described under “—2008 Executive Compensation Components—Base Salary” Mr. Moore was awarded a salary increase effective June 2007.

Each of the employment agreements for Mr. Hitt and Mr. Marini provide for severance payments and benefits upon a termination of employment, as further described under “—Potential Payments Upon Termination or Change in Control” below.

Grants of Plan-Based Awards in Fiscal 2008

The following table presents information about grants of plan-based awards made to our Named Executive Officers during the fiscal year ended March 31, 2008.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($)
Name		Threshold (3) ($)	Target ($) (4)	Maximum ($) (5)	Threshold (#) (6)	Target (#) (7)	Maximum (#) (8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Robert A. Hitt	4/19/07	—	431,250	—				—			(9)
George C. Moore	4/19/07	—	210,000	—				—			(9)
Alex P. Marini	4/19/07	—	500,000	—				—			(9)

(1)	Amounts reflect target cash incentive awards under the MIP for the 2008 fiscal year for each Named Executive Officer. Each Named Executive Officer would likely be eligible to participate in the MIP on similar terms with respect to future years of employment, although the amount of the target cash incentive award could change from year to year based on changes to base salary or other factors.

(2)	Represents the portion (50%) of the options granted to each Named Executive Officer under the Option Plan not subject to performance-based vesting. These options vest in equal portions on the first five anniversaries of the grant date based upon continued employment.

(3)	There is no minimum amount payable under the MIP. No payout is earned if either the Company fails to achieve the minimum targets for EBITDA and Debt Reduction, or if an individual receives a zero achievement on their personal performance multiplier.

(4)	Represents the amount payable under the MIP if 100% of the performance measures are met and a 1.0 personal performance multiplier is used for the 2008 fiscal year for Messrs. Hitt, Marini and Moore assuming each executive’s current annual salary, excluding any additional discretionary bonus which could be paid under the plan.

(5)	The MIP does not set a limit on the maximum bonus opportunity payable with respect to the financial performance based portion of the bonus formula because the actual performance-based portion of our Named Executive Officers’ bonus may exceed 100% of their respective target bonus if the actual financial performance exceeds the specified Base Targets.

(6)	Represents the minimum number of option shares that would vest under the Named Executive Officer’s award under the Option Plan if the lowest performance threshold for vesting is satisfied.

(7)	Represents the number of option shares that would vest under the Named Executive Officer’s award under the Option Plan if 100% of the target performance for each metric under the plan is satisfied.

(8)	Represents the maximum number of options that could vest under the Named Executive Officer’s award under the Option Plan if the maximum performance threshold for vesting is satisfied.

(9)	On the grant date, both the exercise price and the deemed fair market value of Rexnord Holdings common stock were $ .

Narrative to Grants of Plan Based Awards

As described under “—2008 Executive Compensation Components—Annual Performance-Based Awards,” the MIP provides for cash incentive awards based on three criteria: the achievement of personal goals, referred to as “annual improvement priorities” or AIPs, the achievement of minimum annual EBITDA targets and the reduction of the Company’s debt by predetermined minimum levels. For Mr. Marini, the goals are based on EBITDA targets and Water Management’s Divisional Free Cash Flow.

Under the Option Plan, the vesting criteria for 50% of all options granted to our Named Executive Officers including those options granted in fiscal 2008, is based upon annual and cumulative EBITDA and debt reduction targets over a five-year period (the other 50% of such options vest in five equal amounts annually based on continued employment with the Company, subject to accelerated vesting or other modifications, as determined by the Holdings Compensation Committee). As is customary in incentive plans such as the Option Plan, the performance targets established for awards are subject to adjustment (such as the number and kind of shares with respect to which options may be granted, the number and kind of shares subject to outstanding options, the exercise price with respect to any option and the financial or other targets specified in an option award agreement) appropriate to prevent dilution or enlargement of the economic benefits intended to be made available under the awards as a result of certain corporate events, including as a result of an acquisition or divestiture.

Outstanding Equity Awards at Fiscal 2008 Year-End

The following table presents information about outstanding and unexercised options held by our Named Executive Officers at March 31, 2008.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (3) (#)	Option Exercise Price ($)	Option Expiration Date (4)
(a)	(b)	(c)	(d)	(e)	(f)
Robert A. Hitt		—	—		$07/21/16
	—				07/21/16
	—				4/19/17

George C. Moore	—				10/25/16
	—				4/19/17

Alex P. Marini	—				4/19/17

(1)	Represents options granted by our predecessor to purchase common stock of RBS Global held by Mr. Hitt which were converted into the right to purchase shares of Holdings at a price per share of $ in connection with the Apollo acquisition (“Roll-Over Options”).

(2)	Represents 50% of the aggregate options granted to the Named Executive Officer under the Option Plan, which options vest based on continued employment in equal annual amounts on each of the first five anniversaries of the July 21, 2006 grant date for Mr. Hitt’s initial options, the October 25, 2006 grant date for Mr. Moore’s initial options and the April 19, 2007 grant date for the additional options granted to Messrs. Hitt, Moore and Marini.

(3)	Represents 50% of the aggregate options granted to the Named Executive Officer under the Option Plan, which options are subject to performance-based vesting over five years from the date of grant subject to the Company meeting certain specific performance targets in that five-year period, which include both annual and cumulative EBITDA and debt reduction targets.

(4)	The option expiration date shown in column (f) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.

Narrative to the Outstanding Equity Awards

Outstanding options currently consist of Roll-Over Options granted to Mr. Hitt in connection with the Apollo acquisition and incentive-based options granted to Messrs. Hitt, Marini and Moore pursuant to the Option Plan.

The options granted under the Option Plan may become fully vested if Holdings experiences certain liquidity events as defined in the Option Plan.

Option Exercises and Stock Vested in Fiscal 2008

The following table provides information regarding exercises of option awards by our Named Executive Officers during the fiscal year ended March 31, 2008.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
(a)	(b)	(c)
Robert A. Hitt		—
George C. Moore		—
Alex P. Marini	—	—

(1)	The amount reported in this column for Messrs. Hitt and Moore is zero because on the date the options were exercised, both the exercise price and the deemed fair market value of the Company’s common stock on such date were $ , and thus Messrs. Hitt and Moore did not realize any value upon such exercise.

Pension Benefits Table

The following table presents information regarding the present value of accumulated benefits that may become payable to each of the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans as of March 31, 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Robert A. Hitt	Rexnord Non-Union Pension Plan	8.25	$114,693	—
George C. Moore		—	—	—
Alex P. Marini (2)	Rexnord Non-Union Pension Plan	35	$936,613	—
	Supplemental Pension Benefit (Employment Agreement)	—	$1,218,163	—

(1)	The amounts in column (d) represent the actuarial present value of each Named Executive Officer’s accumulated pension benefit under the respective pension plans in which they participated as of the December 31, 2007 measurement date used for financial statement reporting purposes. Participants in the Rexnord Non-Union Pension Plan are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. For Mr. Marini, the present value of his benefit under his employment agreement is based on an assumed age 62 retirement date. For a description of the material assumptions used to calculate the present value of accumulated benefits shown above, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Retirement Benefits” and note 15 to our audited consolidated financial statements.

(2)	Mr. Marini was a participant in the JBI Master Pension Plan, which was merged into the Rexnord Non-Union Plan effective April 13, 2007. Mr. Marini’s employment with the Company commenced on February 7, 2007. Accordingly, the number of years of credited service represents former service with JBI and its affiliates.

Rexnord Non-Union Pension Plan. Mr. Hitt participates in the Rexnord Non-Union Pension Plan. Benefit payments under this plan are generally based on final average annual compensation—including overtime pay, incentive compensation and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits—for the five years within the final ten years of employment prior to termination that produce the highest average. The plan’s benefits formula also integrates benefit formulas from prior plans of our former parent and JBI in which certain participants may have been entitled to participate. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. During our 2004 fiscal year the Company froze credited service as of March 31, 2004. As such, no additional benefits are accruing under this plan. Mr. Hitt is eligible for increases in final average pay through 2014.

Supplemental Pension Benefits for Mr. Marini. Under the terms of Mr. Marini’s employment agreement with the Company that became effective February 7, 2007 in connection with the Zurn acquisition (the “Marini Employment Agreement”), Mr. Marini is entitled to receive a monthly supplemental retirement benefit in the form of a 60% joint and survivor annuity commencing upon his retirement, so long as his employment is not terminated for “cause” (as defined under the Marini Employment Agreement). The amount of the monthly supplemental retirement benefit is determined as of Mr. Marini’s retirement date and is an amount necessary to provide Mr. Marini with a monthly 60% joint and survivor annuity during Mr. Marini’s life after his retirement equal to the positive difference, if any, between $20,000 less his “existing retirement benefit.” Mr. Marini’s “existing retirement benefit” is equal to the sum of (1) the aggregate monthly benefit that he is entitled to receive under all of the tax-qualified and non tax-qualified pension plans covering Mr. Marini during his employment with the Company and its affiliates and (2) the value of the lump sum payment he received under certain supplemental pension plans maintained by JBI upon the sale of JBI to affiliates of Apollo on February 7, 2007, assuming for purposes of the calculation that the amount was not paid until his retirement and was paid in the form of a 60% joint and survivor annuity rather than in a lump sum. Regardless of the form in which the existing retirement benefits would be paid under the terms of the applicable plan, for purposes of the calculation under the agreement, each benefit is determined assuming that the benefit is payable in the form of a 60% joint and survivor annuity determined using the actuarial assumptions that are used under the Company’s tax-qualified defined benefit plan at the time of Mr. Marini’s retirement. If Mr. Marini voluntarily terminates his employment with the Company for any reason other than a termination for “good reason” (as defined under the Marini Employment Agreement), death or disability, he must give the Company six months notice of his termination in order to receive the supplemental retirement benefit. If he does not give the Company the six months notice, Mr. Marini will be required to pay the Company an amount equal to his then current base salary.

Nonqualified Deferred Compensation Table

The following table presents information on contributions to, earnings accrued under and distributions from our nonqualified defined contribution and other nonqualified deferred compensation plans during the fiscal year ended March 31, 2008.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)		(b)	(c)	(d)	(e)	(f)
Robert A. Hitt	SERP	—	$91,821	$20,177	—	$410,911	(3)
	Signing Bonus Plan					$825,594
George C. Moore		—	—	—	—	—
Alex P. Marini		—	—	—	—	—

(1)	The amount reported is included in column (i) of the Summary Compensation Table and represents a contribution for Mr. Hitt of $91,821 under the SERP.

(2)	Of this amount, $2,242 is included in column (h) of the Summary Compensation Table and represents interest on deferred compensation account balances under the SERP considered under SEC rules to be at above-market rates.

(3)	Of this amount, $1,340 was previously reported as compensation to Mr. Hitt under column (h) of the Summary Compensation table for fiscal 2007.

Narrative to the Nonqualified Deferred Compensation Table

Mr. Hitt is a participant in the Rexnord Special Signing Bonus Plan (the “Signing Bonus Plan”). The Company established the Signing Bonus Plan effective July 21, 2006 to provide for an award of a cash bonus to certain employees, directors, consultants and other service providers of the Company and its subsidiaries who agreed to provide services to the Company following the date of its adoption (which was the date of the July 2006 Apollo acquisition). Bonuses become payable to participants upon the earliest to occur of: (i) a change in control of the Company, (ii) the participant’s separation from service or (iii) a date specified in the participant’s plan participation letter, which for Mr. Hitt is within 30 days after November 25, 2012. Bonus amounts are not credited with interest or other earnings. None of the other Named Executive Officers is a participant in the Signing Bonus Plan.

Mr. Hitt, is the sole participant in the Rexnord Supplemental Executive Retirement Plan (“SERP”) that the Company adopted on January 1, 2004. Under the SERP, on the date the plan was adopted, each participant was credited a specified amount to his account, and during the term of each participant’s active employment with the Company thereafter each participant’s account is credited annually as of each December 31 with a percentage of his compensation, which is 8.48% for Mr. Hitt. Account balances are also credited with earnings at an annual interest rate of 6.75%. Participants are credited with a pro-rata contribution amount and interest in the year that the participant’s employment terminates. Benefits become payable upon a termination of employment or in the event of death. A “rabbi-trust” has been established to fund benefit obligations under the SERP.

Potential Payments Upon Termination or Change in Control

As described above in the “Compensation Discussion and Analysis—Severance Benefits,” the employment agreements of Mr. Hitt and Mr. Marini include provisions regarding certain payments to be made in the event of termination by the Company or by the executive.

Under the terms of the employment agreement for Mr. Hitt, upon termination of employment either by us without cause or by Mr. Hitt for good reason, he will be entitled to an amount equal to his stated annual base salary for a period of eighteen months and, during such severance period, continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination. In addition to the foregoing, the employment agreement also provides that in the event of a termination within 18 months of a change in control (as defined in the employment agreement) by the Company without cause, or by Mr. Hitt for good reason, Mr. Hitt is also entitled to receive an amount equal to the annual bonus he would have received in the performance period in effect at the time of termination, plus 18 months of the premium amount of the basic life insurance coverage then in place for him. Mr. Hitt is prohibited from competing with us during the term of his employment and for a period of twenty four months following termination of his employment.

Under the terms of the employment agreement for Mr. Marini, in the event Mr. Marini voluntarily retires from the Company, he will be entitled to receive certain annuity benefits (described above under “Supplemental Pension Benefits for Mr. Marini”), provided he gives the Company at least six months’ notice of his intention to retire, and retiree medical coverage under our retiree medical plan in effect, if any, upon his termination. If Mr. Marini’s employment is terminated on or before August 31, 2008 either by us without cause, by Mr. Marini for good reason (in each case as defined in the agreement), or because we do not extend his employment term, subject to the execution of a release of claims, he will be entitled to receive 24 monthly payments equal to his then-monthly rate of base salary and a lump sum payment equal to two times his annual target bonus amount. If a termination occurs for either of these reasons after August 31, 2008, he will be entitled to receive 12 monthly payments equal to his then-monthly rate of base salary and a lump sum payment equal to his annual target bonus amount. Additionally, if such termination occurs prior to August 31, 2008 Mr. Marini will also be entitled to continued coverage under all of our group health benefit plans in which he and any of his dependents were entitled to participate immediately prior to termination for a period of two years, or for a period of one year if such termination occurs thereafter. In either case, he will also be entitled to receive his minimum pension amount, as calculated pursuant to the agreement, retiree medical benefits for him and his spouse pursuant to the terms of the Company’s retiree medical plan covering the senior executives of the Company at the time of such termination, 12 months of accelerated vesting of his then-unvested options and any amounts then owed to Mr. Marini under the applicable benefit plans in which he is a participant, which are to be paid in accordance with the terms of such plans. Subject to certain limitations, under the agreement Mr. Marini is prohibited from competing with us or soliciting our employees, customers, suppliers or certain other persons during the term of his employment and for a period of 24 months following termination of his employment.

Mr. Moore is covered under a corporate severance policy that applies to our employees whose employment is involuntarily terminated under various conditions described in the plan document. The severance policy is intended to cover employees who are not entitled to severance benefits under an employment agreement

The following table presents the dollar value of the maximum severance benefits to which each executive would have been entitled under their respective employment agreements had a qualifying termination of employment occurred on March 31, 2008.

Name	Triggering Event	Cash Severance		Continued Benefits	Total	Value of accelerated Unvested Options (1)
Robert A. Hitt	Term. Without Cause or Resign for Good Reason	$862,500		$23,625	$886,125	—
	Change in Control and Term. Without Cause or Resign for Good Reason(2)	$1,293,750	(3)	$25,229	$1,318,979	—
Alex P. Marini	Term. Without Cause or Resign for Good Reason	$2,000,000		$21,084	$2,021,084	—
	Change in Control and Term. Without Cause or Resign for Good Reason	$2,000,000		$21,084	$2,021,084	—

(1)	In the event of a change in control, the Option Plan permits the Holdings Compensation Committee to take one of a series of actions, including causing outstanding option grants to be subject to accelerated vesting or repurchase by the Company. This column represents the intrinsic value of the Named Executive Officer’s options assuming that the options would accelerate in the event of a change in control. This amount is calculated by multiplying the amount (if any) by which $19.94 (the deemed fair market value of Rexnord Holdings common stock on March 31, 2008) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. Because the exercise price was equal to the deemed fair market value, these is no positive intrinsic value of these awards as of March 31, 2008.

(2)	Assumes Mr. Hitt is terminated without cause or quits for good reason within 18 months of the change in control.

(3)	Assumes Mr. Hitt’s bonus for the year of termination equaled his target bonus of 75% of fiscal 2008 base salary.

Upon a termination of employment, Mr. Hitt would also be entitled to a distribution of the amount then credited to his account and fully vested under the SERP of $410,911. In addition, upon a termination of employment or a change in control, Mr. Hitt would be entitled to receive the $825,594 credited to his account and fully vested under the Special Signing Bonus Plan. Upon a termination of employment, Mr. Marini would also be entitled to his minimum supplemental pension benefit as described under “Pension Benefits Table” above. Additionally, in the event of a change in control, the Option Plan permits the Committee to take one of a series of actions, including causing outstanding option grants to be subject to accelerated vesting or repurchase by the Company.

Director Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company for the fiscal year ended March 31, 2008. Director fees were paid for board membership in the RBS Global board of directors. No additional directors fees were paid to such persons for service on the Company’s Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
George M. Sherman	—	—	$2,927,178	—	—	—	$2,927,178
Laurence M. Berg	$48,000	—	124,185	—	—	—	172,185
Peter P. Copses	$48,000	—	124,185	—	—	—	172,185
Damian J. Giangiacomo	$48,000	—	124,185	—	—	—	172,185
Praveen R. Jeyarajah	—	—	249,278	—	—	—	249,278
Steven Martinez	$48,000	—	124,185	—	—	—	172,185

(1)	The amounts in column (d) reflect the dollar amount recognized for financial reporting purposes for the fiscal year ended March 31, 2008, in accordance with SFAS 123(R), based on options granted under the Option Plan to purchase shares of common stock for Mr. Sherman, options granted under the Option Plan to purchase shares of common stock for Messrs. Berg, Copses, Giangiacomo and Martinez, respectively and options granted under the Option Plan to purchase shares of common stock for Mr. Jeyarajah. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of option awards contained in note 14 to our audited consolidated financial statements.

(2)	The following table presents the aggregate number of outstanding unexercised options held by each of our non-employee directors as of March 31, 2008.

Director	Number of Options Outstanding
George M. Sherman (*)
Laurence M. Berg
Peter P. Copses
Damian J. Giangiacomo
Praveen R. Jeyarajah
Steven Martinez

(*)	These options are held by Cypress Group, LLC, over which Mr. Sherman has sole voting and dispositive power.

Narrative to Directors’ Compensation Table

We pay our non-employee directors (excluding Messrs. Sherman and Jeyarajah) an annual cash retainer of $40,000, paid quarterly after each fiscal quarter of service, and a fee of $2,000 for each board and committee meeting attended in person. Fifty percent of the meeting fee is paid for board and committee meetings attended by teleconference. Directors who are also employees of the Company receive no additional compensation for their service as Directors. Directors are eligible to receive equity-based awards from time to time on a discretionary basis. On April 29, 2007, Messrs. Berg, Martinez, Copses and Giangiacomo received options to purchase          shares of Company common stock pursuant to the Option Plan and Mr. Jeyarajah received options to purchase          shares of Company common stock pursuant to the Option Plan.

On July 22, 2006, we entered into the Cypress agreement, as described above. Under the terms of the agreement Mr. Sherman also received a grant of options to purchase              and              shares of Company common stock granted to Cypress and Mr. Sherman respectively. Pursuant to the Option Plan 50% of the options granted vest based on continued service in equal annual amounts on the first five anniversaries of the April 19, 2007 grant date and the remaining 50% of the options granted are subject to performance-based vesting over five years, subject to the Company meeting certain specific performance targets in each of the fiscal years 2008 though 2012, which include both annual and cumulative EBITDA and debt reduction targets. Mr. Sherman also is entitled to reimbursement for all reasonable travel and other expenses incurred in connection with our business. Mr. Sherman purchased             shares at $         on April 17, 2007.

RELATED PARTY TRANSACTIONS

As a public company we will ensure that all material transactions with related parties are fair, reasonable and in our best interest. In this regard the audit committee charter shall provide that that committee will review all material transactions between us and related parties to determine that such transactions meet that standard. Management shall not cause the Company to enter into any new related-party transaction unless the audit committee approves that transaction.

Management Service Fees

Rexnord Holdings has a management consulting agreement with Apollo for advisory and consulting services relating to business, financial oversight, administration and the policies of Rexnord Holdings and its subsidiaries. Under the terms of the agreement, which became effective July 22, 2006 and was subsequently amended and restated as of February 7, 2007, the Company paid $1.4 million during the period from July 22, 2006 through March 31, 2007 and $3.0 million during the year ended March 31, 2008 plus, in each case, out-of-pocket expenses. This agreement will remain in effect until the twelfth anniversary of the date of the amended agreement (unless extended pursuant to the terms thereof), or such earlier time as the Company and Apollo may mutually agree. Upon the consummation of the Parent Offering, Apollo intends to terminate the management consulting agreement, and as a result will receive $20.0 million.

RBS Global had a management services agreement with TC Group, L.L.C. (The Carlyle Group), for advisory and consulting services related to corporate management, finance, product strategy, investment, acquisitions and other matters relating to the business of the Predecessor. Under the terms of the agreement, the Company paid the following, plus out-of-pocket expenses; $2.0 million for the year ended March 31, 2006 and $0.5 million during the period from April 1, 2006 through July 21, 2006. This agreement was terminated on July 21, 2006 when The Carlyle Group sold the Company to Apollo.

Consulting Services

Rexnord LLC has a management consulting agreement (the “Cypress agreement”) with Mr. George Sherman and two entities controlled by Mr. Sherman, Cypress Group, LLC (“Cypress”) and Cypress Industrial Holdings, LLC (“Cypress Industrial” and, collectively with Mr. Sherman and Cypress, “Consultant”). Pursuant to the Cypress agreement, Mr. Sherman serves as a director of Rexnord LLC and as a director in the capacity of Non-Executive Chairman of the boards of directors of RBS Global and Rexnord Holdings and also provides certain consulting services to us including advising with respect to management strategy. In exchange, Consultant receives reimbursement for reasonable out-of-pocket expenses. Through the date of the Zurn acquisition, Mr. Sherman also received an annual consulting fee of $250,000. Effective the date of the Zurn acquisition, the Cypress agreement was amended, effectively eliminating the consulting fee compensation prospectively. In addition to out-of pocket expenses, the Company paid the following consulting fees for the respective time periods: $250,000 during the year ended March 31, 2006, $77,500 for the period from April 1, 2006 through July 21, 2006 and $136,000 during the period from July 22, 2006 through February 7, 2007. Consultant also received non-qualified stock options in fiscal 2007 and fiscal 2008.

During the fiscal year ended March 31, 2006, the period from April 1, 2006 through July 21, 2006, the period from July 22, 2006 through March 31, 2007 and the fiscal year ended March 31, 2008, the Company paid fees of approximately $1.5 million, $0.5 million, $2.5 million and $1.4 million respectively, for consulting services provided by Next Level Partners, L.L.C. (“NLP”), an entity that is controlled by certain minority shareholders of the Company. NLP provided consulting services to the Company related primarily to lean manufacturing processes, consolidation and integration of operations, strategic planning and recruitment of managers and executives. The consulting agreement between the Company and NLP expired on May 16, 2007.

The Zurn Acquisition

On October 11, 2006 the Company entered into an agreement with Jupiter Acquisition, LLC (“Jupiter”), an affiliate of Apollo, to acquire the water management business (“Zurn”) of Jacuzzi Brands, Inc. (“Jacuzzi”). Apollo subsequently caused Jacuzzi to sell the assets of its bath business to Bath Acquisition Corp., an affiliate of

Apollo, leaving Zurn as Jacuzzi’s sole business operation and on February 7, 2007, the Company acquired the common stock of Jacuzzi, and therefore, Zurn, from an affiliate of Apollo, for a cash purchase price of $942.5 million, including transaction costs and additional deferred financing fees. The transaction was approved both by the stockholders of the Company, as required by Delaware law in the case of an affiliate transaction of this type, and unanimously by the Company’s board of directors, including those who were not affiliated with Apollo. In each case the stockholders and the unaffiliated directors assessed the transaction and the purchase price to be paid for Jacuzzi from the Rexnord Holdings, Inc. and Subsidiaries perspective of what was in the best interests of the Company and all of its stockholders, when taking into account the benefits they expected the Company to realize from the transaction. Further, upon completion of their review of the transaction, the board of directors made the determination that the acquisition of Jacuzzi was made on terms not materially less favorable to RBS Global and Rexnord, LLC than those that could have been obtained in a comparable transaction between RBS Global and Rexnord, LLC and an unrelated person, as required by the indentures governing the debt securities of RBS Global and Rexnord, LLC.

Transaction costs

During the fiscal year ended March 31, 2006, the Company paid approximately $3.0 million to The Carlyle Group and $2.0 million to Cypress for investment banking services and other transaction costs in connection with the acquisition of Falk.

During the fiscal year ended March 31, 2007, the Company paid a total of $0.6 million to The Carlyle Group and $21.3 million to Apollo for investment banking and other transaction related services as part of the purchase of the Company by Apollo.

During the fiscal year ended March 31, 2007, the Company paid a total of $9.0 million to Apollo and $1.8 million to the Cypress Group LLC for investment banking and other transaction related services as part of the Zurn Acquisition.

Other

In April 2008, Mr. Sherman purchased approximately $0.5 million (approximately $0.6 million face value or 0.2133% of the total commitment) of the 11.75% senior subordinated notes due 2016 of RBS Global. Additionally, in April 2008, Cypress Group Holdings II, LLC, an entity controlled by Mr. Sherman, purchased approximately $2.0 million (approximately $3.0 million face value or 0.5798% of the total commitment) of the outstanding PIK toggle senior indebtedness due 2013 of Rexnord Holdings, which is outstanding pursuant to a credit agreement dated March 2, 2007 between us, various lenders thereunder and an affiliate of Credit Suisse, as administrative agent.

In February 2008, Apollo purchased approximately $25.1 million (approximately $36.6 million face value or 7.0489% of the total) of the outstanding PIK toggle senior indebtedness due 2013 of Rexnord Holdings, which is outstanding pursuant to a credit agreement dated March 2, 2007 between us, various lenders thereunder and an affiliate of Credit Suisse, as administrative agent. Additionally in February 2008, Apollo purchased approximately $8.3 million (approximately $10.0 million face value or 3.3333% of the total) of the 11.75% senior subordinated notes due 2016 of RBS Global.

In connection with the Zurn acquisition, we, through one or more of our subsidiaries, continue to incur certain payroll and administrative costs on behalf of Bath Acquisition Corp. (“Bath”) (the former bath segment of JBI, which was purchased by an Apollo affiliate). These costs are reimbursed to us by Bath on a monthly basis. During the year ended March 31, 2008, we received approximately $6.8 million of reimbursements. It is anticipated that this cost incurrence and reimbursement arrangement will continue in effect until we have fully transitioned the payment of these costs to Bath, which we expect will be by the end of fiscal 2009.

Debt Repayment

Our affiliates, including Apollo, that are holders of the PIK toggle senior indebtedness due 2013 of Rexnord Holdings may receive net proceeds from the Parent Offering in connection with the repayment of this indebtedness. As of the date of this exhibit, Apollo and its affiliates held approximately $40.0 million of the PIK toggle senior indebtedness due 2013 of Rexnord Holdings and Cypress Group Holdings II, LLC held approximately $3.2 million of the PIK toggle senior indebtedness due 2013 of Rexnord Holdings. However, from time to time, Apollo, Cypress Group Holdings II, LLC, Mr. Sherman or any of their respective affiliates, depending upon market, pricing and other conditions, may in the future purchase additional PIK toggle senior indebtedness due 2013 of Rexnord Holdings or sell such indebtedness owned by them in the market. Any such future purchases or sales may be made in the open market, privately negotiated transactions, tender offers or otherwise. At July 1, 2008, the PIK toggle senior indebtedness traded at approximately 80% of face value based on indicative bid/offer prices.

Stockholders’ Agreements

In connection with the acquisition of RBS Global by affiliates of Apollo, we entered into two separate stockholders’ agreements—one with Rexnord Acquisition Holdings I, LLC, Rexnord Acquisition Holdings II, LLC (together with Rexnord Acquisition Holdings I, LLC, the “Apollo Holders”) and certain other of our stockholders, and the other with the Apollo Holders and two entities controlled by Mr. Sherman: Cypress Group, LLC and Cypress Industrial Holdings, LLC (collectively, the “Stockholders’ Agreements”). All terms of the Stockholders’ Agreements, other than the registration rights described below, will terminate upon the consummation of the Parent Offering.

Under the terms of the Stockholders’ Agreements, we have agreed to register shares of our common stock owned by affiliates of the Apollo Holders under the following circumstances:

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Demand Registration Rights. At any time upon the written request from the Apollo Holders, we will use our best efforts to register as soon as possible, but in any event within 90 days, our restricted shares specified in such request for resale under the Securities Act, subject to customary cutbacks. The Apollo Holders have the right to make two such written requests in any 12-month period. We may defer a demand registration by up to 90 days if our board of directors determines it would be materially adverse to us to file a registration statement.

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Piggyback Rights. If at any time we propose to register restricted shares under the Securities Act (other than on Form S-4 or Form S-8), prompt written notice of our intention shall be given to each stockholder. If within 15 days of delivery of such notice, stockholders elect to include in such registration statement any restricted shares such person holds, we will use our best efforts to register all such restricted shares. We will also include all such restricted shares in any demand registration or registration on Form S-3, subject to customary cutbacks.

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Registrations on Form S-3. The Apollo Holders may request in writing an unlimited number of demand registrations on Form S-3 of its restricted shares. At any time upon the written request from the Apollo Holders, prompt written notice of the proposed registration shall be given to each stockholder. Within 15 days of delivery of such notice, the stockholders may elect to include in such registration statement any restricted shares such person holds, subject to customary cutbacks.

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Holdback. In consideration of the foregoing registration rights, each stockholder has agreed not to transfer any restricted shares without our prior written consent for a period not to begin more than 10 days prior to the effectiveness of the registration statement pursuant to which any public offering shall be made and not to exceed 180 days following the consummation of the Parent Offering (or 90 days in the case of other public offerings).